Exhibit 10.69

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EQUITY PURCHASE AGREEMENT

by and among

priceline.com Mauritius Co. Ltd,

priceline.com Incorporated

and

the Shareholders of Agoda Company, Ltd. and Members of AGIP LLC

November 6, 2007

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

TABLE OF CONTENTS

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

i

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

ii

TABLE OF CONTENTS
(continued)

Section 8.14	Counterparts.	48

Schedule A	—	List of Sellers and Equity Interests
Schedule B	—	Option Holders, Options and Option Shares
Schedule C	—	Earnout Amount Calculation and Earnout Participants
Schedule D	—	List of Employees Entering Employment Agreements
Schedule E	—	List of Continuing Directors and Officers
Schedule F	—	List of Employees to execute IP Assignment and Release Agreements
Schedule G	—	Certain Third-Party Claim Procedures
Schedule H	—	Estimated Closing Balance Sheet

Exhibit A	—	Share Transfer Forms
Exhibit B	—	Seller Releases
Exhibit C	—	Secretary’s Certificate
Exhibit D	—	Escrow Agreement
Exhibit E	—	Option Cancellation Agreements
Exhibit F	—	Restricted Stock Unit Agreements
Exhibit G	—	Performance Share Unit Agreements
Exhibit H	—	Employee IP Assignment and Release Agreements
Exhibit I	—	Convertible Debt Assignment and Transfer Documents
Exhibit J	—	Parity Option Assignment and Transfer Documents
Exhibit K	—	Standard Terms of Use Policy
Exhibit L	—	Form Affiliate Marketing Agreement

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

iii

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (the “Agreement”) is made as of November 6, 2007, by and among priceline.com Mauritius Co. Ltd, a Mauritius corporation (“Share Purchaser”) and priceline.com Incorporated, a Delaware corporation (“Priceline US”) (Share Purchaser and Priceline US together, the “Purchasers”) and the shareholders of Agoda Company, Ltd., a Mauritius corporation (the “Company”) and membership interest holders of AGIP LLC, a Delaware limited liability company (“AGIP”) in each case as identified on Schedule A (together, the “Sellers”).

PREAMBLE

WHEREAS, as of the Closing Date (as defined below), certain of the Sellers are the only members in AGIP (together, the “AGIP Sellers”) and the Sellers are all of the shareholders in the Company (together, the “Share Sellers”).

WHEREAS, the Share Sellers desire to sell, and Share Purchaser desires to purchase, all of the issued and outstanding shares of the Company, including the Option Shares (as defined below) to be sold by the Option Holders (as defined below) (together, the “Shares”), and the AGIP Sellers desire to sell, and Priceline US desires to purchase, all of the membership interests in AGIP (the “Membership Interests”), in accordance with the provisions of this Agreement.

WHEREAS, RR (as defined below) desires to sell, and Share Purchaser desires to purchase, all rights, title and interest in the Parity Option (as defined below) and the Convertible Debt (as defined below) (the Parity Option, the Convertible Debt, the Shares and the Membership Interests being referred to herein collectively as the “Equity Interests”), in accordance with the provisions of this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1             Definitions.  For the purposes of this Agreement and the Ancillary Agreements:

“AAP” means Anacott Asia Pacific Co., Ltd., a Thai company.

“Acquired Companies” means, collectively, (a) the Agoda Companies; and (b) AGIP.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

“Agoda Companies” means the Company, Agoda Singapore and Agoda Thailand.

“Agoda Singapore” means Agoda Company Pte. Ltd., a Singapore company.

“Agoda Thailand” means Agoda Services Co., Ltd., a Thai company.

“Ancillary Agreements” means, collectively, the Equity Transfer Documents, Option Share Transfer Documents, Seller Releases, Employment Agreements, Escrow Agreement, Option Cancellation Agreements, Convertible Debt Assignment and Transfer Documents, Parity Option Assignment and Transfer Documents; Restricted Stock Unit Agreements, Performance Share Unit Agreements and Employee IP Assignment and Release Agreements.

“A.T.” means A.T., Inc., a Delaware corporation.

“Benefit Obligation” means the Acquired Companies’ aggregate financial liability to provide all current, projected and contingent benefits to an employee or former employee of an Acquired Company, or his beneficiaries or dependents, as the case may be, under the terms of a Company Plan, regardless of whether an amount less than such aggregate financial liability is reflected on the employer’s financial statements under applicable tax or accounting rules.

“Business” means the business of the Acquired Companies.

[***] means [***].

“Code” means the  U.S. Internal Revenue Code of 1986, as amended.

“Company Plan” means each agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits (regardless of whether it is mandated under local law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory) maintained or contributed to by any Acquired Company or Affiliate thereof (or that has been maintained or contributed to in the last six years by any Acquired Company or Affiliate thereof) for the benefit of any current or former director, officer, employee or consultant of any Acquired Company or Affiliate thereof, or with respect to which any Acquired Company or Affiliate thereof has or may have any Liability; provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “Company Plan” for these purposes.

“Contract” means any contract, agreement, lease, license, warranty, guaranty, mortgage, note, bond, option, warrant or other binding commitment.

“Convertible Debt” means the debt owed by the Company to RR which, as of the Closing Date, is in the principal amount of [***], and which may be converted into shares of the Company pursuant to the Convertible Loan Agreement.

“Convertible Loan Agreement” means that certain Convertible Loan Agreement, dated July 1, 2002, between the Company (f/k/a Anacott Corp) and [***] (as amended).

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on transferability imposed by any applicable foreign, federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Law” means any Law relating to the environment, natural resources, Hazardous Material or occupational health and safety related to exposure to Hazardous Materials, including any Law pertaining to (a) the manufacture, treatment, storage, disposal, generation and transportation of Hazardous Material and (b) the release or threatened release into the environment of Hazardous Material, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Material.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person that, together with an Acquired Company, would be treated as a single employer under Section 414 of the Code, whether or not actually subject to the Code.

[***] means an amount equal to [***].

“GAAP” means generally accepted accounting principles for financial reporting pursuant to Mauritian International Financial Reporting Standards, as in effect as of the date of this Agreement.

“Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government, (b) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including petroleum and all derivatives thereof and asbestos or asbestos-containing materials.

“Indebtedness” means, with respect to any Person, without duplication, the following: (a) all obligations of an Acquired Company for borrowed money; (b) all obligations of an Acquired Company evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by an Acquired Company, whether or not the obligation secured thereby has been assumed; (d) all guarantees by an Acquired Company of obligations of others for borrowed money; and (e) all obligations, contingent or otherwise, of an Acquired Company as an account party in respect of letters of credit and letters of guaranty.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired: (a) all patents and applications for patents,

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

including any reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, including any renewals or extensions, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications, including any renewals or extensions, and all other corresponding rights; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and any registrations and applications therefor, including any intent to use applications, registrations on any supplemental registry (or the equivalent) and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (g) all databases and data collections; and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interest” means an interest rate of [***] (calculated based on the actual number of days elapsed in a year consisting of 365 days).

“IP Assets” means the Intellectual Property (including the IP License) transferred to AGIP by A.T. prior to the Closing Date under the IP Assignment Agreement by and between A.T. and AGIP dated November 5, 2007 and the Assignment and Assumption Agreement by and between A.T. and AGIP dated November 5, 2007.

“IP License” means the Trademark and Domain Name License and Option Agreement, dated February 10, 2004 between AGIP and the Company, as amended.

“IRS” means the U.S. Internal Revenue Service and, to the extent relevant, the Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” means [***].

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“LIBOR” means the average interest rate major international banks charge each other for three-month deposits as published by the Wall Street Journal and any change in the three-month LIBOR will be applicable to the interest rate charge.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

“Loss” means any loss, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), Liability or other cost or expense, whether or not involving the claim of another Person.

“Material Adverse Effect” means any violation, circumstance, change or effect, either individually or in the aggregate with all other violations, circumstances, changes or effects, that has a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), operating results or operations of the Acquired Companies, taken as a whole, or the ability of the Sellers to perform their obligations under this Agreement [***].

“Management Shareholders” means the shareholders in the Company identified as management shareholders in Schedule A.

“MK” means Michael Kenny of [***].

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Options” means the vested options to purchase Class B Shares in the Company as set forth on Schedule B.

“Option Shares” means the Class B Shares in the Company that would be issued to the Option Holders upon exercise of their Options as set forth on Schedule B.

“Option Holders” means the holders of Options as set forth on Schedule B.

“Parity Option” means [***].

“Parity Option Agreement” means that certain Shareholders Agreement, dated July 1, 2002, between RR and MK (as amended).

“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of business for sums not yet due and payable and that do not impair the conduct of any Acquired Company’s business, and (b) statutory liens for Taxes not yet due and payable and for which adequate reserves have been recorded on the Balance Sheet, and (c) Encumbrances that are immaterial in character, amount and extent and which do not detract from the value or marketability of, or interfere with the present use of, the affected property.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“RR” means Robert Rosenstein  [***].

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

“Subsidiary” means each of Agoda Singapore and Agoda Thailand.

“Tax” means (a) any federal, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that any Acquired Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, estimated tax payment, form, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 1.2             Additional Defined Terms.  For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
AAP Assets	2.6(a)
Adjustment Calculation	2.4(a)
Adjustment Notice	2.4(a)
AGIP	First Paragraph
AGIP Sellers	Preamble
Agreement	First Paragraph
Balance Sheet	3.5(a)
Cap	7.6(a)
Certain Nations	3.19(f)
Claim Amount	7.6(a)
Claim Notice	7.3(a)
Class A Shares	3.4(a)
Class B Shares	3.4(a)
Closing	2.5
Closing Balance Sheet	2.4(a)
Closing Date	2.5
Company	First Paragraph
Company Intellectual Property	3.12(a)
Competing Activity	5.3(a)
Confidential Information	5.2(a)
Confidentiality Agreement	5.2(a)
Controlling Party	7.4(f)
Convertible Debt Assignment and Transfer Documents	2.6(a)
Covered Claims	Schedule G
Disputed Amount	7.7(c)
Dispute Notice	2.4(b)

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Earnout Amount	Schedule C
Earnout Participants	Schedule C
Employee IP Assignment and Release Agreements	2.6(a)
Employment Agreements	2.6(a)
Equity Interests	Preamble
Equity Transfer Documents	2.6(a)
Escrow Agent	2.6(a)
Escrow Agreement	2.6(a)
Escrow Amount	2.6(c)
Escrow Fund	2.7
Estimated Closing Balance Sheet	2.3
[***]	2.4(a)
Financial Statements	3.5(a)
Indemnified Party	7.3(a)
Indemnifying Party	7.3(a)
Indemnity Determination Date	7.3(h)
Indemnity Final Determination	7.3(h)
Indemnity Interest Amount	7.7(b)
Independent Accounting Firm	2.4(d)
Initial Purchase Price	2.2
Interim Balance Sheet	3.5(a)
Key Employees	3.9(j)
Leased Real Property	3.11(b)
Membership Interests	Preamble
Non-Controlling Party	7.4(f)
Objection Notice	7.3(b)
Option Cancellation Agreements	2.6(a)
Option Share Transfer Documents	2.6(a)
Owned Intellectual Property	3.12(a)
Parity Option Assignment and Transfer Documents	2.6(a)
Performance Share Unit Agreements	2.6(a)
Purchase Price	2.2
Priceline US	First Paragraph
Pro Rata Portion	Schedule C
Purchasers	First Paragraph
Purchaser Disclosure Schedule	Article 4
Purchaser Indemnified Parties	7.1
Released Earnout Amount	7.7(c)
Restricted Stock Unit Agreements	2.6(a)
Scheduled Earnout Payment Date	7.7(c)
Securities Act	3.4(c)
Sellers	First Paragraph
Seller Disclosure Schedule	Article 3
Seller Releases	2.6(a)
Seller Representative	8.1(a)
Shares	Preamble
Share Purchaser	First Paragraph
Share Sellers	Preamble
Share Transfer Forms	2.6(a)
Third-Party Claim	7.4(a)
Third-Party Claim Notice	7.4(a)

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Third Party Intellectual Property	3.12(c)
Threshold	7.6(a)

Section 1.3             Construction.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement should be construed to be of such gender or number as the circumstances require.  The term “including” means “including without limitation” and is intended by way of example and not limitation.  Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2
THE TRANSACTION

Section 2.1             Purchase and Sale.  In accordance with the provisions of this Agreement, at the Closing, (i) the Share Sellers will sell, convey, assign, transfer and deliver to the Share Purchaser, and the Share Purchaser will purchase and acquire from the Share Sellers, all of the Shares, (ii) the AGIP Sellers will sell, convey, assign, transfer and deliver to Priceline US, and Priceline US will purchase and acquire from the AGIP Sellers, all of the Membership Interests and (iii) RR will sell, convey, assign, transfer and deliver to the Share Purchaser, and the Share Purchaser will purchase and acquire from RR, all rights, title and interest in the Parity Option and the Convertible Debt.

Section 2.2             Initial Purchase Price.  The purchase price for the Equity Interests (the “Purchase Price”) will consist of (a) an amount in cash equal to $15,074,692.50 (the “Initial Purchase Price”) and (b) the Earnout Amount, if any, to be calculated and paid by the Purchasers to the Earnout Participants in accordance with Schedule C.  The Initial Purchase Price is subject to adjustment in accordance with Section 2.4.  A portion of the Initial Purchase Price shall be used to fund the Escrow Fund and be payable in accordance with this Agreement and the Escrow Agreement, and the remainder shall be paid at Closing to each Seller and each Option Holder in accordance with Schedule A and Schedule B, respectively).

Section 2.3             Estimated Closing Balance Sheet.  Attached as Schedule H is an unaudited consolidated balance sheet of the Acquired Companies prepared on an estimated basis as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”).  The Estimated Closing Balance Sheet was prepared in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet.  The Estimated Closing Balance Sheet also includes a statement setting forth the Sellers’ good faith calculation of the [***] based on the Estimated Closing Balance Sheet.

Section 2.4             Post-Closing Adjustment.

(a)           Within [***] after the Closing Date, the Purchasers will prepare and deliver to the Seller Representative (with contemporaneous delivery to the Escrow Agent if either of the Purchasers claim that it is entitled to payment pursuant to
Section 2.4(f)) written notice (the “Adjustment Notice”) containing (i) an unaudited consolidated balance sheet of the Acquired Companies as of the close of business on the Closing Date (the “Closing Balance Sheet”), (ii) the Purchasers’ calculation of the
[***] based on the Closing Balance Sheet (the [***]) and (iii) the Purchasers’ calculation of the amount of any payments

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

required pursuant to Section 2.4(f) (the “Adjustment Calculation”).  The Closing Balance Sheet will be prepared in good faith in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet.  For the purpose of the Sellers’ review of the Adjustment Notice, the Company shall provide and the Purchasers shall allow the Company to provide the Sellers (y) access to all books and records of the Acquired Companies relevant to the Sellers for the purpose of this Section 2.4, during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or take extracts therefrom and, further, (z) with such information as the Sellers and their accountant shall reasonably require.  The information so made available to the Sellers shall be subject to a duty of confidentiality except for disclosures necessary for resolving any disputed item or otherwise required by applicable Law or securities Laws, rules and regulations.

(b)           Within [***] after delivery of the Adjustment Notice, the Seller Representative will deliver to the Purchasers
(with contemporaneous delivery to the Escrow Agent if either of the Purchasers claim that it is entitled to payment pursuant to
 Section 2.4(f)) a written response in which the Seller Representative will either:

(i)            agree in writing with the Adjustment Calculation, in which case such calculation will be final and binding on the parties for purposes of Section 2.4(f); or

(ii)           dispute the Adjustment Calculation by delivering to the Purchasers a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item.

(c)           If the Seller Representative fails to take either of the foregoing actions within [***] after delivery of the Adjustment Notice, then the Sellers will be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the parties for purposes of Section 2.4(f).

(d)           If the Seller Representative timely delivers a Dispute Notice to the Purchasers (with contemporaneous delivery to the Escrow Agent if either of the Purchasers claim that it is entitled to payment pursuant to Section 2.4(f)), then the Purchasers and the Seller Representative will attempt in good faith, for a period of [***], to agree on the Adjustment Calculation for purposes of Section 2.4(f).  Any resolution by the Purchasers and the Seller Representative during such [***] period as to any disputed items will be final and binding on the parties for purposes of Section 2.4(f).  If the Purchasers and the Seller Representative do not resolve all disputed items by the end of [***] after the date of delivery of the Dispute Notice, then the Purchasers and the Seller Representative will submit the remaining items in dispute to PricewaterhouseCoopers LLP for resolution, or if that firm is unwilling or unable to serve, the Purchasers and the Seller Representative will engage another mutually agreeable independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchasers or the Acquired Companies (such selected independent accounting firm, the “Independent Accounting Firm”).  The Purchasers and the Seller Representative will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Adjustment Calculation.  The Purchasers and the Seller Representative will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within [***] after referral of the items to such firm or as soon thereafter as reasonably practicable.  The Independent Accounting Firm’s determination of the Adjustment Calculation as set forth in its report will be final and binding on the parties for purposes of Section 2.4(f).  [***]

(e)           For purposes of complying with this Section 2.4, the Purchasers and the Seller Representative will furnish to each other and to the Independent Accounting Firm such work papers and

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

other documents and information relating to the disputed issues as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm.  The Purchasers may require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information regarding the Acquired Companies provided to the Independent Accounting Firm pursuant to this Section 2.4.

(f)            If the [***] as finally determined pursuant to this Section 2.4 is [***], then the Sellers will pay to the Purchasers the amount of such difference in cash plus Interest thereon from the Closing Date through and including the date of such payment.  [***].  If the [***] as finally determined pursuant to this Section 2.4 is [***], then the Purchasers will have no obligation to pay any such difference to the Sellers.

(g)           Any payment to the Purchasers pursuant Section 2.4(f) will first be satisfied by payment from the Escrow Fund.  The Sellers will be jointly and severally liable for any amount by which any payment required under Section 2.4(f) exceeds the then balance of the Escrow Fund, together with Interest from the Closing Date through and including the date of such payment, which payment will be effected by wire transfer of immediately available funds from the Sellers to an account or accounts designated by the Purchasers.  Such payments will be made within five business days following the final determination of the [***] in accordance with this Section 2.4.

(h)           Any payment made pursuant to this Section 2.4 will be treated by the parties for all purposes as an adjustment to the Initial Purchase Price and will not be subject to offset for any reason.  The payment pursuant to Section 2.4(f) will be applied in proportion to the Initial Purchase Price to be received by each Seller as set forth on Schedule A and Schedule B.

Section 2.5             Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104, at 10:00 a.m., local time, on the date of this Agreement, or at such other time and place as the Purchasers and the Sellers may agree in writing.  The time and date upon which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.6             Closing Deliveries.

(a)           At the Closing, the Sellers will deliver or cause to be delivered to the Purchasers:

(i)            such executed instruments of transfer or other evidence sufficient to transfer all of the Equity Interests to Purchasers (together, the “Equity Transfer Documents)”, including certificates representing the Shares and statutory share transfer forms (the “Share Transfer Forms”) in the form of Exhibit A executed by each Share Seller and all other documents necessary to register the Share Transfer Forms with the Mauritian Registrar General);

(ii)           with respect to the Option Shares: (A) notices of exercise of options, in a form reasonably acceptable to Share Purchaser, in which each Option Holder (i) exercises all of the vested options in Class B Shares of the Company held by him or her upon Closing, (ii) authorizes the Share Purchaser to pay the aggregate exercise price payable in respect of the exercise of Options to the Company from the portion of the Initial Purchase Price payable to the Option Holder therefor, (iii) authorizes the sale of the Option Shares to the Share Purchaser and instructs the Seller Representative to carry out all necessary actions to effect such sale and purchase, and (iv) authorizes the Share Purchaser to pay the net consideration from the sale of Option Shares to

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

the Option Holders (having first deducted from the sale proceeds (1) the aggregate exercise price payable in respect of the exercise of the Options, plus (2) sufficient funds to satisfy any income tax liability and or any other tax or social security withholding required where appropriate and (3) the pro rata share of contributions to the Escrow Amount and the pro rata share of transaction fees and expenses associated with the exercise of the option and the sale of the Option Shares as set forth on Schedule B); and (B) a Share Transfer Form, executed by each Option Holder (all such documents, collectively, the “Option Share Transfer Documents”);

(iii)          a release in the form of Exhibit B executed by each Seller (collectively, the “Seller Releases”);

(iv)          an employment agreement, substantially in the respective forms agreed between the parties, as applicable, executed by Agoda Thailand and [***] (collectively, the “Employment Agreements”);

(v)           resignations effective as of the Closing Date of each director and officer of each Acquired Company as the Purchasers may have requested in writing prior to the Closing Date, with exception of the persons set forth on Schedule E;

(vi)          a certificate in the form of Exhibit C of the secretary or assistant secretary (or equivalent officer, as applicable) of each Acquired Company dated as of the Closing Date and attaching with respect to each Acquired Company (A) the Acquired Company’s charter and all amendments thereto, certified by the Secretary of State (or equivalent) of the jurisdiction of the Acquired Company’s organization not more than five business days prior to the Closing Date, (B) the Acquired Company’s bylaws (or equivalent) and all amendments thereto and (C) a certificate of good standing (or equivalent) of the Acquired Company certified by the Secretary of State (or equivalent) of the jurisdiction of the Acquired Company’s organization, where applicable, and issued not more than five business days prior to the Closing Date; (D) all resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of the Acquired Companies relating to this Agreement and the transactions contemplated by this Agreement; and (E) incumbency and signatures of the officers of the Company executing any agreement contemplated by this Agreement;

(vii)         a receipt for the Initial Purchase Price, less the Escrow Amount, in a form reasonably satisfactory to the Purchasers;

(viii)        an escrow agreement in the form of Exhibit D (the “Escrow Agreement”) executed by Sellers’ Representative and JPMorgan Chase Bank, N.A. (the “Escrow Agent”);

(xix)         an option cancellation agreement, substantially in the form of Exhibit E, executed by each holder of unvested options over shares in the Company, as set forth in Schedule B, and the Company (collectively, the “Option Cancellation Agreements”);

(x)            a restricted stock unit agreement substantially in the form of Exhibit F executed by [***] (collectively, the “Restricted Stock Unit Agreements”);

(xi)           a performance share unit agreement substantially in the form of Exhibit G executed by each of the holders of unvested options over shares in the Company listed on Schedule B (collectively, the “Performance Share Unit Agreements”);

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(xii)          an intellectual property assignment and release agreement in the form of Exhibit H (collectively, the “Employee IP Assignment and Release Agreements”) executed by each employee of an Acquired Company listed on Schedule F and the respective Acquired Company;

(xiii)         documents assigning and transferring all rights, title and interest in the Convertible Debt in the form of Exhibit I (the “Convertible Debt Assignment and Transfer Documents”) executed by [***] and all additional documentation related thereto reasonably requested by the Share Purchaser to effect the assignment and transfer of such Convertible Debt to, and to allow for the immediate conversion of such Convertible Debt into shares of the Company by, Share Purchaser.  The Sellers hereby waive any preemption or other rights with respect to shares in the Company issued on any such conversion;

(xiv)        documents assigning and transferring all rights, title and interest in the Parity Option in the form of Exhibit J (the “Parity Option Assignment and Transfer Documents”) executed by [***] and all additional documentation related thereto reasonably requested by the Share Purchaser to effect the assignment and transfer of such Parity Option to, and to allow for the immediate exercise of such Parity Option by, Share Purchaser.  The Sellers hereby waive any preemption or other rights with respect to the shares in the Company to be transferred pursuant to the Parity Option;

(xv)         a termination agreement, in a form reasonably acceptable to the Share Purchaser, executed by all Sellers terminating all prior shareholders agreements relating to the Company (including such shareholders agreements dated August 15, 2005, April 3, 2005, and March 11, 2005 and, subject to assignment of all rights, title and interest in, and exercise of, the Parity Option pursuant to the terms of this Agreement and the Parity Option Agreement);

(xvi)        (A) evidence, in a form reasonably satisfactory to the Share Purchaser, that Agoda Singapore has received (1) [***] from [***] in consideration for the sale by Agoda Singapore to [***] of the outstanding debt owed by AAP to Agoda Singapore and (2) realizable assets with a value of approximately [***] (the “AAP Assets”) from AAP; and

(xvii)       evidence, in a form reasonably satisfactory to the Purchasers, that none of the Acquired Companies currently accepts bookings or permits bookings to be entered in its website with respect to the provision of products or services to, from or within [***].

(b)           At the Closing, the Purchasers will deliver or cause to be delivered to the Sellers:

(i)            the Initial Purchase Price (as adjusted pursuant to Section 2.4), less the Escrow Amount, to each Seller and Option Holder as set forth on Schedule A and Schedule B, respectively, by wire transfer of immediately available funds to the accounts notified in writing to the Purchasers prior to the Closing Date;

(ii)           each of the Equity Transfer Documents executed by the Purchasers, as applicable;

(iii)          a counterpart to each of the Option Share Transfer Documents executed by the Share Purchaser;

(iv)          a counterpart to the Escrow Agreement executed by the Purchasers;

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(v)           a counterpart to each of the Restricted Stock Unit Agreements executed by Priceline US;

(vi)          a counterpart to each of the Performance Share Unit Agreement executed by Priceline US;

(vii)         a counterpart to each of the Convertible Debt Assignment and Transfer Documents executed by the Share Purchaser; and

(viii)        a counterpart to each of the Parity Option Assignment and Transfer Documents executed by the Share Purchaser.

(c)           At the Closing, the Purchasers will deliver or cause to be delivered the sum of [***] (the “Escrow Amount”) to the Escrow Agent by wire transfer of immediately available funds to an account specified by the Escrow Agent.

(d)           The Closing will not be deemed to have occurred until each party has delivered to the other applicable party or parties (or such receiving party or parties have waived such delivery of) all of the Closing documents, agreements, payments, and other deliveries required to be delivered or made by each party on or prior to the Closing Date, as set forth in this Section 2.6.

Section 2.7             Escrow Agent and Escrow Agreement.  Concurrently with the execution and delivery of the Escrow Agreement, and pursuant to applicable provisions thereof, the Escrow Agent will establish an escrow account to hold the Escrow Amount (the “Escrow Fund”) in trust pursuant to the Escrow Agreement free of any lien or other claim of any creditor of any of the parties which amount, plus any Interest accrued thereon, will be payable to the Sellers less (i) any amounts owed to the Purchasers with respect to any adjustments pursuant to Section 2.4 and (ii) any pending or paid indemnification claims asserted pursuant to Article 7, in accordance with the terms of this Agreement and the Escrow Agreement.  The Escrow Fund will be deemed to have been withheld from each Seller and vested Option Holder in proportion to the amount of the Initial Purchase Price received by such Seller or vested Option Holder as set forth on Schedule A and Schedule B.  The execution of this Agreement by the Sellers will constitute approval of the Escrow Fund, the Escrow Agreement, and the appointment of the Seller Representative.

Section 2.8             Purchase Price Allocation.  The Purchase Price will be allocated in accordance with Schedules A, B and C.  After the Closing, the parties will make consistent use of the allocation specified in Schedules A, B and C for all Tax purposes and in all filings, declarations and reports with the IRS (and other Tax authorities) in respect thereof. Any adjustment to the Purchase Price will be allocated pro rata to the items listed in Schedules A, B and C based on the relative fair market values of the assets on the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers jointly and severally represent and warrant to the Purchasers that as of the Closing Date the statements set forth in this Article 3 are true and correct, except, subject to Section 8.8, as set forth on the disclosure schedule delivered by the Sellers to the Purchasers concurrently with the execution and delivery of this Agreement and dated as of the Closing Date (the “Seller Disclosure Schedule”):

Section 3.1             Organization and Good Standing.  Each Acquired Company is a corporation or limited liability company duly organized, validly existing and in good standing (where applicable) under

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.  Each Acquired Company is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or license necessary except where such failure to be so qualified or licensed or in good standing has not had or would not reasonably be expected to have a Material Adverse Effect.  Section 3.1(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Acquired Company’s jurisdiction of formation and the other jurisdictions in which it is authorized to do business, and an accurate and complete list of the current directors and officers of each Acquired Company.  The Sellers have delivered to the Purchasers accurate and complete copies of the certificate of incorporation and bylaws or other comparable charter or organizational documents of each Acquired Company, as currently in effect, and no Acquired Company is in default under or in violation of any provision thereof.  [***] are the sole members of AGIP, and AGIP was formed on October 5, 2007 for the sole purpose of acquiring the IP Assets.  AGIP has not conducted any business, incurred any liability or entered into any contract since its formation other than to the extent provided for or contemplated in this Agreement.

Section 3.2             Authority and Enforceability.  Each Seller has all requisite power, authority and capacity to execute and deliver this Agreement and each of the Ancillary Agreements to which such Seller is a party and to perform such Seller’s obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Sellers.  This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  Upon the execution and delivery by the Sellers of the Ancillary Agreements, the Ancillary Agreements will constitute the legal, valid and binding obligations of the Sellers party thereto, enforceable against such Sellers in accordance with their terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.3             No Conflict.  Except as set forth on Section 3.3 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, result in any payment becoming due under, or result in the imposition of any Encumbrances on any of the Equity Interests or any of the properties or assets of any Acquired Company under (i) the certificate of incorporation, bylaws or other comparable charter or organizational documents of any Acquired Company, or any resolution adopted by the Sellers or the board of directors of any Acquired Company, (ii) any Governmental Authorization or Contract to which any Acquired Company or any Seller is a party or by which any Acquired Company or any Seller is bound or to which any of their respective properties or assets is subject or (iii) any Law or Judgment applicable to any Acquired Company or any Seller or any of their respective properties or assets; or (b) require any Acquired Company or any Seller to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except, in the case of the foregoing clauses (ii) and (iii), as would not have or be reasonably likely to have a Material Adverse Effect.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Section 3.4             Capitalization and Ownership.

(a)           The authorized share capital of the Company consists solely of (i) 846 Class A shares, par value $1.00 (“Class A Shares”), of which 846 shares are issued and outstanding and no shares are held in treasury; and (ii) 1,154 Class B shares, par value $1.00 (“Class B Shares”), of which 355 shares are issued and outstanding and 799 shares are held in treasury.  The Shares represent all of the issued and outstanding Class A Shares and Class B Shares.  The Membership Interests represent all of the issued and outstanding membership interests in AGIP.  As of the Closing Date, the Sellers are the sole record holders and beneficial owners of all of the Equity Interests, free and clear of all Encumbrances, in the respective amounts set forth in Schedule A and Schedule B.

(b)           Section 3.4(b) of the Seller Disclosure Schedule sets forth for each Subsidiary (i) its name and jurisdiction of incorporation or organization, (ii) its authorized capital stock (or equivalent) and (iii) the number of issued and outstanding (or equivalent) shares of capital stock, the record and beneficial owners thereof and the number of shares held in treasury (or equivalent).  No Acquired Company owns, controls or has any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments of any Person, except for the Subsidiaries.  Except as set forth in Section 3.4(b) of the Seller Disclosure Schedule, all of the outstanding equity securities and other securities of each Subsidiary are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances, in the respective amounts set forth in Section 3.4(b) of the Seller Disclosure Schedule.

(c)           Except as set forth in this Section 3.4 or in Section 3.4(c) of the Seller Disclosure Schedule, (i) there are no equity securities of any class of any Acquired Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights or other Contracts to which any Acquired Company is a party or by which any Acquired Company is bound obligating any Acquired Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of any Acquired Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating any Acquired Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract.  Except as set forth in Section 3.4(c) of the Seller Disclosure Schedule, there are no Contracts to which any Acquired Company or any Seller or any Affiliate of any Acquired Company or any Seller is a party, or by which any Acquired Company or any Seller is bound, with respect to the voting (including voting trusts or proxies), registration under the Securities Act of 1933 (the “Securities Act”) or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions), of any shares of capital stock or other equity interests of any Acquired Company.  Except as set forth in Section 3.4(c) of the Seller Disclosure Schedule, no holder of Indebtedness of any Acquired Company has any right to convert or exchange such Indebtedness for any equity securities or other securities of any Acquired Company, and no holder of Indebtedness of any Acquired Company has any rights to vote for the election of directors of any Acquired Company or to vote on any other matter.

(d)           All of the Equity Interests and the issued and outstanding (or equivalent) equity securities of each Subsidiary are duly authorized, validly issued, fully paid (in the case of issued and outstanding Shares), nonassessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right and have been issued in compliance with all applicable Laws.  No legend or other reference to any purported Encumbrance appears on any certificate representing the Equity Interests or any equity securities of any Subsidiary.

(e)           There are no obligations, contingent or otherwise, of any Acquired Company to repurchase, redeem or otherwise acquire any shares of capital stock, or other equity interests, of any

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Acquired Company.  No Acquired Company is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other Person.

Section 3.5             Financial Statements.

(a)           Attached as Section 3.5 of the Seller Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):

(i)            an audited consolidated balance sheet of the Agoda Companies as of December 31, 2006 (the “Balance Sheet”) and the related audited consolidated and consolidating statements of income, changes in shareholders’ equity and cash flow for the fiscal year then ended, including in each case any notes thereto, together with the report thereon of Morison (Mauritius), independent certified public accountants; and

(ii)           an unaudited consolidated balance sheet of the Agoda Companies as of September 30, 2007 (the “Interim Balance Sheet”) and the related unaudited consolidated statement of income and changes in shareholders’ equity for the nine months then ended.

(b)           Except as set forth in Section 3.5(b) of the Seller Disclosure Schedule, the Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Agoda Companies and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the interim financial statements are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from the notes to the Balance Sheet).  The Financial Statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flow of the Agoda Companies as of the respective dates and for the periods indicated therein, all in accordance with GAAP.  No financial statements of any Person other than the Agoda Companies are required by GAAP to be included in the financial statements of the Company.

Section 3.6             Books and Records.  The books of account, minute books, stock record books and other records of the Acquired Companies, all of which have been made available to the Purchaser, are accurate and complete in all material respects.  At the time of the Closing, all of such books and records will be in the possession of the respective Acquired Company.

Section 3.7             Accounts Receivable; Bank Accounts.

(a)           Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent valid, bona fide claims against debtors for sales and other charges. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements was calculated in accordance with GAAP and in a manner consistent with prior periods.  To the Sellers’ Knowledge, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such accounts receivable.

(b)           Section 3.7(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of the names and addresses of all banks and financial institutions in which any Acquired Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Section 3.8             No Undisclosed Liabilities.  No Acquired Company has any Liability that is required to be disclosed on a balance sheet prepared in accordance with GAAP that is not reflected on the Interim Balance Sheet except for Liabilities incurred in the ordinary course of business after the date of the Interim Balance Sheet and which are similar in nature and amount to the Liabilities which arose during the comparable period of time in the immediately preceding fiscal period.  The Estimated Closing Balance Sheet, when delivered under Section 2.3, has been prepared in accordance with GAAP, in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet, and presents the [***] and the other information set forth therein, in compliance with the applicable provisions of Section 2.3.

Section 3.9             Absence of Certain Changes and Events.  Except as set forth in Section 3.9 of the Seller Disclosure Schedule, since the date of the Balance Sheet, each Acquired Company has conducted its business only in the ordinary course of business and there has not been any Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth in Section 3.9 of the Seller Disclosure Schedule, since the date of the Balance Sheet, there has not been with respect to any Acquired Company any:

(a)           amendment to its articles of incorporation or bylaws or other comparable charter or organizational documents;

(b)           change in its authorized (or equivalent) or issued capital stock, or issuance, sale, grant, repurchase, redemption, pledge or other disposition of or Encumbrance on any shares of its capital stock or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities;

(c)           split, combination or reclassification of any of its capital stock;

(d)           declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of its capital stock (other than dividends and distributions by a Subsidiary to the Company);

(e)           (i) incurrence of any Indebtedness, (ii) issuance, sale or amendment of any of its debt securities or warrants or other rights to acquire any of its debt securities, guarantee of any debt securities of another Person, entry into any “keep well” or other Contract to maintain any financial statement condition of another Person or entry into any arrangement having the economic effect of any of the foregoing, (iii) loans, advances (other than routine advances to its employees in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any Subsidiary and other than in accordance with the Company’s cash investment policy as described in Section 3.9(e) of the Seller Disclosure Schedule or (iv)  entry into any hedging Contract or other financial agreement or arrangement designed to protect any Acquired Company against fluctuations in commodities prices or exchange rates;

(f)            sale, lease, license, pledge or other disposition of or Encumbrance on any of its properties or assets, except in the ordinary course of business consistent with past practice;

(g)           acquisition (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person or (ii) any assets that are material to any Acquired Company individually or in the aggregate, except purchases of inventory and raw materials in the ordinary course of business;

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(h)           damage to, or destruction or loss of, any of its assets or properties with an aggregate value to any Acquired Company in excess of [***], whether or not covered by insurance;

(i)            entry into, modification, acceleration, cancellation or termination of, or receipt of notice of termination of, any Contract (or series of related Contracts) which involves a total remaining commitment by or to any Acquired Company of at least [***] or otherwise outside the ordinary course of business;

(j)            (i) except as required by Law, adoption, entry into, termination or amendment of any (A) collective bargaining agreement, (B) Company Plan applicable to (1) any of its directors, officers or [***] highest paid employees (collectively, the “Key Employees”) or (2) all or substantially all of its other employees generally, (C) employment, severance or similar Contract applicable to (1) any Key Employee or (2) any other employee or consultant that represents an annual expenditure by the Acquired Companies equal to or greater than [***] per applicable individual, (ii) increase (A) in the compensation or fringe benefits of, or payment of any bonus to any Key Employee or (B) greater than [***] (based on total compensation for each applicable individual) in the compensation or fringe benefits of, or payment of any bonus to, any other employee or consultant or other independent contractor, (iii) amendment or acceleration of the payment, right to payment or vesting of any compensation or benefits, (iv) payment of any benefit not provided for as of the date of this Agreement under any Company Plan, (v) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Plans or Contracts or awards made thereunder or (vi) any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Plan;

(k)           cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value exceeding [***] or otherwise outside the ordinary course of business;

(l)            settlement or compromise in connection with any Proceeding;

(m)          capital expenditure or other expenditure with respect to property, plant or equipment in excess of [***] in the aggregate for the Acquired Companies taken as a whole;

(n)           change in accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP;

(o)           change in payment or processing practices or policies regarding intercompany transactions;

(p)           other than in the ordinary course of business consistent with past practice, acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

(q)           making or rescission of any Tax election, settlement or compromise of any Tax Liability or amendment of any Tax Return; or

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(r)            authorization of or Contract by any Acquired Company to take any of the actions described in this Section 3.9.

Section 3.10           Assets.  Each Acquired Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its assets, tangible or intangible, free and clear of any Encumbrances other than Permitted Encumbrances.  Each Acquired Company owns or leases all tangible personal property used in or necessary to conduct its business as conducted by the Acquired Companies.  Each such material item of tangible personal property is in all material respects in good operating condition and repair, ordinary wear and tear excepted.  Agoda Singapore has received good and marketable title to the AAP Assets free and clear of any Encumbrances other than Permitted Encumbrances.

Section 3.11           Leased Real Property.

(a)           No Acquired Company owns any real property, nor has any Acquired Company ever owned any real property.

(b)           Section 3.11(b) of the Seller Disclosure Schedule sets forth an accurate and complete description of all real property (including the date end term of the lease, and the aggregate annual rent payable thereunder) in which any Acquired Company has a leasehold or subleasehold estate or other right to use or occupy (collectively, the “Leased Real Property”).  The Sellers have delivered to the Purchasers accurate and complete copies of all leases and other Contracts granting a right in or relating to the Leased Real Property and all Contracts and other documents evidencing, creating or constituting Encumbrances upon or rights in the Leased Real Property.

(c)           Each Acquired Company holds valid leasehold interests in its Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances.

(d)           To the Knowledge of the Sellers, use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning Laws and is not subject to “permitted non-conforming” use or structure classifications (or the equivalent under local law).

(e)           No Person other than an Acquired Company is in possession of any portion of the Leased Real Property.  No Acquired Company has granted to any Person the right to use or occupy any portion of any parcel of Leased Real Property, and no Acquired Company has received notice, and the Sellers have no Knowledge, of any claim of any Person to the contrary.

Section 3.12           Intellectual Property.

(a)           Each Acquired Company owns or otherwise possesses valid and legally enforceable rights to use all Intellectual Property owned, created, acquired, licensed or used by the respective Acquired Companies as of the Closing Date, except for the specific service mark applications listed on Schedule 3.12(a)(i) (but not including any common law or equivalent rights in the relevant jurisdictions) which applications are owned by AGIP (the “Company Intellectual Property”).  The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary to conduct the businesses of the Acquired Companies as conducted by the Acquired Companies.  One or more of the Acquired Companies are the sole owners of, and have valid title to, all of the Company Intellectual Property, other than the Third Party Intellectual Property listed in the Seller Disclosure Schedule pursuant to Section 3.12(c) (the “Owned Intellectual Property”).  Section 3.12(a)(ii) of the Seller Disclosure Schedule sets forth a complete and accurate list of all material Owned Intellectual Property.  Immediately after the Closing, one

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

or more of the Acquired Companies will be the sole owners of, and will have valid title to, the Owned Intellectual Property, and will have the full right to use, license and transfer the Company Intellectual Property in the same manner and on the same terms and conditions that the Acquired Companies had immediately prior to the Closing, except to the extent the Purchasers sell, assign or transfer such Owned Intellectual Property.

(b)           With respect to the Owned Intellectual Property, Section 3.12(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of the following for each of the Acquired Companies (together): (i) all patents and patent applications, registered trademarks and service marks, including applications for the same, Internet domain names, and copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed), and (ii) each computer software item created by or for any Seller or Acquired Company and used in the Business.  Section 3.12(b) also identifies all Contracts under which any Acquired Company or A.T. has licensed or otherwise granted rights in any of the Owned Intellectual Property to any Person (except for licenses implied by the sale of a product or service to customers in the ordinary course of business or as permitted by Sellers under the standard terms of use policy as may be posted to the websites of the Agoda Companies and attached as Exhibit K in the ordinary course of business).

(c)           Section 3.12(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of the Intellectual Property that any third party (excluding A.T.) has licensed or sublicensed to any Acquired Company or otherwise authorized any Acquired Company to use, to the extent such Intellectual Property is currently used in the Business (the “Third Party Intellectual Property”), including a list of the related Contracts (but excluding software licensed to an Acquired Company under generally available retail shrinkwrap or clickwrap licenses and used in the Acquired Company’s business, but not incorporated into software, products or services licensed, sold, distributed or otherwise made available or anticipated to be licensed, sold, distributed or otherwise made available by any Acquired Company to customers or otherwise resold or distributed by any Acquired Company).  No Acquired Company has granted any sublicense or similar right to any third party with respect to any such Third Party Intellectual Property.

(d)           The Owned Intellectual Property is free of all Encumbrances other than Permitted Encumbrances and is not subject to any Proceeding, Judgment or Contract that limits or restricts its use anywhere in the world.  To the Sellers’ Knowledge, no Person has any rights in the Owned Intellectual Property that could cause termination of any Acquired Company’s rights in the Owned Intellectual Property.

(e)           All patents and registered and unregistered trademarks, service marks and copyrights included in the Company Intellectual Property are valid and subsisting under applicable Law for those respective categories of Intellectual Property, except as set forth in Schedule 3.12(e) of the Seller Disclosure Schedule.  The Seller Representative has delivered to the Purchasers accurate and complete copies of all patents, registrations and applications, each as amended to date, included in the Owned Intellectual Property and all other written documentation evidencing ownership and prosecution of each such item.

(f)            No Acquired Company has agreed to indemnify, defend or otherwise hold harmless any other Person with respect to Losses resulting or arising from the Company Intellectual Property, except under those Contracts summarized or described in Section 3.12(c) of the Seller Disclosure Schedule.

(g)           To the Sellers’ Knowledge, no Person has infringed or misappropriated any of the Company Intellectual Property, other than as set forth in Section 3.12(g) of the Seller Disclosure Schedule.  Immediately after the Closing, one or more of the Acquired Companies will have sole rights to

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

bring actions for infringement or misappropriation of the Owned Intellectual Property.  No Acquired Company (or A.T.) has commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Company Intellectual Property or breach of any Contract involving the Company Intellectual Property, except set forth in Section 3.12(d) of the Seller Disclosure Schedule.

(h)           Except as set forth in Section 3.12(h) of the Seller Disclosure Schedule, to the Sellers’ Knowledge, neither the conduct of the Business nor the Acquired Companies’ (or A.T.’s) creation, use, license or other transfer of the Company Intellectual Property infringe or misappropriate any other Person’s Intellectual Property rights.  No Acquired Company (or A.T.) has received notice of any pending or threatened Proceeding or any allegation or claim in which any Person alleges that an Acquired Company (or A.T.), its business or the Company Intellectual Property has violated any Person’s Intellectual Property rights.  There are no pending disputes between any Acquired Company (or A.T.) and any other Person relating to the Company Intellectual Property.

(i)            Each Acquired Company and A.T. (while it owned the IP Assets) has taken all commercially reasonable steps necessary to protect and preserve each material item of Company Intellectual Property, including any trade secrets included in the Company Intellectual Property.  Each Acquired Company has taken all commercially reasonable steps necessary to comply with any duties of the Acquired Company to protect the confidentiality of information provided to the Acquired Company by any other Person.  Except as set forth in Section 3.12(i) of the Seller Disclosure Schedule, each Acquired Company and A.T. (with respect to the IP Assets) has obtained from each current and former employee, consultant and other independent contractor with access to Company Intellectual Property an assignment of any and all rights in and to all Owned Intellectual Property, except to the extent that all such rights inure to the ownership of the Acquired Company (or A.T.) upon creation.

(j)            Each Acquired Company takes commercially reasonable steps at all times to assure that all software and data residing on its computer networks or licensed or otherwise distributed to customers is free of viruses and other disruptive technological means.  The Owned Intellectual Property does not and, to the Sellers’ Knowledge, the Third Party Intellectual Property does not, contain any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.

(k)           Except as set forth in Schedule 3.12(k), the computer software source and object code underlying or utilized in connection with the Owned Intellectual Property does not incorporate, depend upon or require for its functionality any source or object code or other Intellectual Property that is not wholly-owned by the Acquired Company purporting to own such Intellectual Property.  None of the Owned Intellectual Property and, to the Sellers’ Knowledge, none of the Third Party Intellectual Property, was developed using any Governmental Authority or university funding or facilities, nor was it obtained from a Governmental Authority or university.  No Acquired Company is a member of, and no Acquired Company is obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members.  None of the Owned Intellectual Property, and, to the Sellers’ Knowledge, none of the Third Party Intellectual Property, includes any software of the type commonly referred to as “freeware” or “shareware,” or that is subject to any form of “GNU,” “Mozilla,” or other public license.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Section 3.13           Contracts.

(a)           Section 3.13(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) to which any Acquired Company is a party, by which any Acquired Company is bound or pursuant to which any Acquired Company is an obligor or a beneficiary, which:

                (i)            involves performance of services, the performance of which extends over a period of more than six months or that otherwise involves an amount or value in excess of [***];

                (ii)           is for capital expenditures in excess of [***];

                (iii)          is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;

                (iv)          is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (except personal property leases and conditional sales agreements having a value per item or aggregate payments of less than [***] and a term of less than one year);

                (v)           is a license or other Contract under which any Acquired Company has licensed or otherwise granted rights in any Company Intellectual Property to any Person (except for the IP License) or any Person has licensed or sublicensed to any Acquired Company, or otherwise authorized any Acquired Company to use, any Third Party Intellectual Property (except for software licensed to an Acquired Company under generally available retail shrinkwrap or clickwrap licenses and used in the Acquired Company’s business, but not incorporated into software, products or services licensed or sold, or reasonably anticipated to be licensed or sold, by any Acquired Company to customers or otherwise resold or distributed by any Acquired Company);

                (vi)          is for the employment of, or receipt of any services from, any director or officer of an Acquired Company or any other Person on a full-time, part-time, consulting or other basis providing annual compensation by the Acquired Companies in excess of [***];

                (vii)         provides for severance, termination or similar pay to any of the Acquired Companies’ current or former directors, officers, employees or consultants or other independent contractors;

                (viii)        provides for a loan or advance of any amount to any director or officer of any Acquired Company, other than advances for travel and other appropriate business expenses in the ordinary course of business;

                (ix)           licenses any Person to manufacture or reproduce any of the Acquired Companies’ products, services or technology, or any Contract in excess of [***] to sell or distribute any of the Acquired Companies’ products, services or technology;

                (x)            is an affiliate marketing agreement or other Contract to drive traffic to Acquired Companies’ products, services or technology generating more than [***] in commissions or not made during the ordinary course of business on terms substantially similar to the Acquired Companies’ affiliate marketing agreement as set forth in Exhibit M;

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

                (xi)           is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which any Acquired Company has any ownership interest in any other Person or business enterprise other than the Subsidiaries;

                (xii)          is an agency or distribution agreement or arrangement;

                (xiii)         contains any covenant limiting the right of any Acquired Company to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute any Acquired Company’s products or services, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of any Acquired Company to make, sell or distribute any products or services;

                (xiv)        involves payments in excess of [***] (including rebates and commissions) based, in whole or in part, on profits, revenues, sales, fee income or other financial performance measures of any Acquired Company, including rebate or commission agreements with hotels and hotel inventory resellers that are reimbursed based on Acquired Company sales;

                (xv)         is a power of attorney granted by or on behalf of any Acquired Company;

                (xvi)        is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by an Acquired Company other than in the ordinary course of business;

                (xvii)       provides insurance with respect to the business, properties, assets or operations of any Acquired Company;

                (xviii)      is a settlement agreement with respect to any pending or threatened Proceeding entered into within three years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of any Acquired Company in the ordinary course of business in connection with routine cessation of such employee’s or independent contractor’s employment with any Acquired Company or (B) settlement agreements for cash only (which has been paid) and does not exceed [***] as to such settlement;

                (xix)         was entered into other than in the ordinary course of business and that involves an amount or value in excess of [***] or contains or provides for an express undertaking by an Acquired Company to be responsible for consequential damages; or

                (xx)          is otherwise material to the business, properties or assets of the Acquired Companies taken as a whole or under which the consequences of a default or termination could result in a Material Adverse Effect.

(b)           The Sellers have delivered to the Purchasers an accurate and complete copy of each of the Contracts required to be listed in Section 3.13(a) of the Seller Disclosure Schedule.  With respect to each such Contract required to be listed:

                (i)            the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms;

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

                (ii)           no Acquired Company nor, to the Sellers’ Knowledge, any other party to the Contract is in material breach or material default under the Contract and no event has occurred or circumstance exists (including transactions contemplated by this Agreement) that (with or without notice, lapse of time or both) would constitute a material breach or material default by any Acquired Company or, to the Sellers’ Knowledge, by any such other party or permit termination, cancellation, acceleration, suspension or modification of any material obligation or loss of any material benefit under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Equity Interests or any of the properties or assets of any Acquired Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has any Acquired Company given or received notice or other communication alleging the same; and

                (iii)          no party has repudiated any portion of the Contract.

(c)           Section 3.13(c) of the Seller Disclosure Schedule sets forth details of all discounts, overriders, rebates, reward programs and similar arrangements which are material to the Business and offered or granted to each Acquired Company by its suppliers or by each Acquired Company to third parties, including affiliate marketers and customers.

(d)           To the Sellers’ Knowledge, no director, agent, employee or consultant or other independent contractor of any Acquired Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that materially adversely affects (i) the performance of his or her duties for the Acquired Companies, (ii) his or her ability to assign to any Acquired Company rights to any invention, improvement, discovery or information relating to the business of the Acquired Companies or (iii) the ability of any Acquired Company to conduct its business as currently conducted.

(e)           None of the Acquired Companies are, and none of the Acquired Companies at any time within the past five years have been, parties to any Contract relating to the provision of goods or services to (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii).

Section 3.14           Tax Matters.

(a)           All Tax Returns of the Acquired Companies required to be filed on or before the Closing Date have been timely filed in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects.  Each Acquired Company has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns.  No claim has ever been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. The Acquired Companies have not requested an extension of time within which to file any Tax Return which has not since been filed.

(b)           The Acquired Companies do not and will not have additional Liability for Taxes with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as Liabilities in line items on the Balance Sheet.  The amounts reflected as Liabilities in line items on the Balance Sheet for all Taxes are adequate to cover all unpaid Liabilities for all Taxes, whether or not disputed, that have accrued with respect to, or are applicable to, the period ended on and including the Closing Date, regardless of whether the liability is shown on a Tax Return and regardless whether the Tax return for that period has been filed.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(c)           All Taxes that each Acquired Company is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, shareholder, or other Person, have been duly withheld or collected.  To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority or, to the extent not yet due and payable, are held in separate bank accounts for such purpose.

(d)           No federal, state, local or foreign audits or other Proceedings are pending or being conducted, nor has any Acquired Company received any (i) notice from any Governmental Authority requesting information related to Tax matters or that any such audit or other Proceeding is pending, threatened or contemplated or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against any Acquired Company, with respect to any Taxes due from or with respect to any Acquired Company or any Tax Return filed by or with respect to any Acquired Company.  The Acquired Companies have not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency.

(e)           All Tax deficiencies that have been claimed, proposed or asserted in writing against any Acquired Company have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

(f)            None of the Acquired Companies has engaged in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code.

(g)           None of the Acquired Companies is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Governmental Authority).

(h)           None of the Acquired Companies is or has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company is the common parent, and none of the Acquired Companies has any Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract or otherwise.

(i)            None of the Acquired Companies is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)            None of the Acquired Companies has participated in a transaction described in section 355 of the Code for the two-year period ended on the Closing Date.

(k)           There are no Encumbrances upon any properties or assets of any Acquired Company arising from any failure or alleged failure to pay any Tax (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Balance Sheet).

(l)            The holder of the Convertible Debt has a tax basis in the Convertible Debt for U.S. federal income tax purposes in an amount which is not less than the face amount of the debt.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(m)          Immediately prior to the Closing, AGIP will be considered a partnership for U.S. federal tax purposes, and AGIP has not made or filed any entity classification election on Form 8832 since the date it was formed.

(n)           The Company is considered to own substantially all of the economic benefits and burdens associated with the IP Assets for U.S. federal income tax purposes.

Section 3.15           Employee Benefit Matters.

(a)           Section 3.15(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Company Plans.

(b)           The Seller Representative has delivered to the Purchasers an accurate and complete copy of (i) each writing that sets forth the terms of each Company Plan, including plan documents, plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of each Acquired Company, (iii) a written description of any Company Plan that is not otherwise in writing, (iv) all registration statements filed with respect to any Company Plan, (v) all insurance policies purchased by or to provide benefits under any Company Plan, (vi) all reports submitted since December 31, 2004 by third-party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Company Plan and financial statements disclosing Liability for all obligations owed under any Company Plan, and (vii) all notices required to be provided under applicable law.

(c)           No Company Plan is intended to be qualified under Section 401(a) of the Code and no Company Plan is subject to Section 409A of the Code.  None of the Company Plans are subject to ERISA.  None of the Acquired Companies is subject to the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code, the Health Insurance Portability and Accountability Act of 1996 and the Family Medical Leave Act 1993.  No stock options granted by an Acquired Company are subject to Section 409A of the Code.  Each Company Plan that is intended to qualify for tax-preferential treatment under applicable Law so qualifies and has received, where required, approval from the applicable Governmental Authority that it is so qualified and no event has occurred or circumstance exists that may give rise to disqualification or loss of tax-preferential treatment.

(d)           None of the Acquired Companies has, or within the past six (6) years has had, any ERISA Affiliates.

(e)           Each Company Plan is and at all times has been maintained, funded, operated and administered, and the Acquired Companies have performed all of their obligations under each Company Plan, in each case in accordance with the terms of such Company Plan and in compliance in all material respects with all applicable Laws.  All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the Closing Date, have been timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the Interim Balance Sheet.  All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Company Plan have been filed or furnished.

(f)            No event has occurred or circumstance exists that could reasonably be expected to result (i) in an increase in premium costs of any Company Plan that is insured or (ii) an increase in the cost of any Company Plan that is self-insured.  Other than routine claims for benefits submitted by participants or

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

beneficiaries, no claim against, or Proceeding involving, any Company Plan or any fiduciary thereof is pending or, to the Sellers’ Knowledge, is threatened, which could reasonably be expected to result in any Liability, direct or indirect (by indemnification or otherwise) of any Acquired Company to any Governmental Authority or any Person, and no event has occurred or circumstance exists that could reasonably be expected to give rise to any such Liability.  No Proceeding has been concluded that resulted in any Liability of any Acquired Company that has not been fully discharged.

(g)           To the Sellers’ Knowledge, and to the extent not otherwise required by Law, each Acquired Company has the right to modify and terminate benefits (other than pensions) with respect to both retired and active employees.  To the Sellers’ Knowledge, each Company Plan sponsored by each Acquired Company permits assumption thereof by the Purchasers or their subsidiaries upon the Closing without the consent of the participants or any other Person.

(h)           All Benefit Obligations under any Company Plan as of the Closing Date have been appropriately reflected on the financial statements of the Company Plan sponsor in accordance with local law, past practice and generally accepted accounting principles in each jurisdiction.  Except as disclosed in Section 3.15(h) of the Seller Disclosure Schedule, each of the Company Plans providing retirement benefits owns assets (including cash or insurance contracts) with a fair market value, as of the Closing Date, equal to or greater than the greater of (i) the Benefit Obligations under such plan or (ii) the projected benefit obligation, as defined in the Statement of Financial Accounting Standards No. 87 using assumptions disclosed by the Sellers to the Purchasers, with respect to all the participants covered by such plan.

(i)            The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan or constitute a “deemed severance” or “deemed termination” under any Company Plan otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of any Acquired Company.  No Acquired Company has made or has become obligated to make, and no Acquired Company will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof) or Section 162(m) of the Code (or any corresponding provision of foreign, state or local Law), nor will any Acquired Company be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

(j)            Neither of the Purchasers, their respective Affiliates or any of the Acquired Companies will assume or have any obligations or Liability whatsoever with regard to any “employee pension benefit plan” as defined in Section 3(2) of ERISA, each “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, and each agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any employee, former employee, director or consultant of any Person other than an Acquired Company, or the beneficiaries and dependents of any employee or former employee, director or consultant of such Person.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Section 3.16           Employment and Labor Matters.

(a)           Section 3.16(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees and independent contractors currently performing services for any Acquired Company, including each employee on leave of absence or layoff status, along with the position, date of hire, engagement or seniority, compensation and benefits.  To the Sellers’ Knowledge, no Key Employee or group of employees of any Acquired Company has notified any Acquired Company of an intention to terminate his, her or their employment with the Acquired Companies within the 12-month period following the Closing Date.

(b)           No Acquired Company is, or has been, a party to or bound by any collective bargaining, works council, employee representative or other Contract with any labor union, works council, employee committee or representative of any similar employee group, nor is any such Contract being negotiated by any Acquired Company.  The Sellers have no Knowledge of any union organizing, election or other activities made or threatened at any time within the past three years by or on behalf of any union, works council, employee committee or other labor organization or group of employees with respect to any employees of any Acquired Company.  There is no union, works council, employee committee, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted connection with the transactions contemplated by this Agreement.

(c)           Since July 1, 2002, no Acquired Company has experienced any labor strike, picketing, lockout or other work stoppage or labor dispute, nor to the Sellers’ Knowledge is any such action threatened.  To the Sellers’ Knowledge, no event has occurred or circumstance exists that may give rise to any such action, nor does any Acquired Company contemplate a lockout of any employees.

(d)           Each Acquired Company has complied in all material respects with all applicable Laws (including Occupational Safety and Health Laws) and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes, occupational safety and layoff or severance.

(e)           Except as set forth in Section 3.16(e) of the Seller Disclosure Schedule, there is no Proceeding pending or, to the Sellers’ Knowledge, threatened against or affecting any Acquired Company relating to the alleged violation by any Acquired Company (or its directors or officers) of any Law pertaining to labor relations or employment matters.  To the Sellers’ Knowledge, no Acquired Company has committed any unfair labor practice, nor, to the Sellers’ Knowledge, has there been any charge or complaint of unfair labor practice filed or, to the Sellers’ Knowledge, threatened against any Acquired Company before the National Labor Relations Board or any other Governmental Authority.  There has been no complaint, claim or charge of discrimination filed or, to the Sellers’ Knowledge, threatened, against any Acquired Company with the Equal Employment Opportunity Commission or any other Governmental Authority.

Section 3.17           Environmental Matters.

(a)           Each Acquired Company is, and for the last five years has been, in material compliance with all, and not subject to any material Liability under any, applicable Environmental Laws.  No Acquired Company has received any written report regarding any actual or alleged violation of Environmental Laws, including any investigatory, remedial or corrective obligations relating to any

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Acquired Company or any Leased Real Property.  To the Knowledge of the Sellers and except as would not result in any material Liability, no Hazardous Materials are present at any Leased Real Property.

Section 3.18           Compliance with Laws, Judgments and Governmental Authorizations.

(a)           Except as set forth in Section 3.18(a) of the Seller Disclosure Schedule, each Acquired Company has complied in all material respects with all, and no Acquired Company has violated in any material respect any, Laws, Judgments and Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets.  Except as set forth in Section 3.18(a) of the Seller Disclosure Schedule, no Acquired Company has received, at any time in the past three years, any written notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, Judgment or Governmental Authorization, or any actual or alleged obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Section 3.18(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of each material Governmental Authorization that is held by each Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company, all of which are valid and in full force and effect.  To the Sellers’ Knowledge, the Governmental Authorizations listed in Section 3.18(b) of the Seller Disclosure Schedule collectively constitute all of the material Governmental Authorizations necessary to permit the Acquired Companies to conduct their businesses lawfully in the manner in which they currently conduct such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they own and use such assets.

(c)           Section 3.18(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Judgment to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.  To the Sellers’ Knowledge, no director, officer, employee or agent of any Acquired Company is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

Section 3.19           Corruption and Trade Regulation.

(a)           Except to the extent permitted by applicable Laws, neither any Acquired Company, nor any of their respective officers, directors, employees, consultants, representatives, agents or Affiliates (nor any Person acting on behalf of any of the foregoing) has directly, or indirectly through a third-party intermediary, paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to (i) any officer or employee of a Governmental Authority, (ii) any Person acting for or on behalf of any Governmental Authority, (iii) any political party or official thereof, (iv) any candidate for political office or (v) any other Person at the suggestion, request, direction or for the benefit of any of the above-described Persons.

(b)           Neither any Acquired Company, nor any of their respective officers, directors, employees, consultants, representatives, agents or Affiliates has violated or is in violation of any applicable anti-bribery Law, including Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (to the extent applicable).

(c)           All transactions of the Acquired Companies have been properly and accurately recorded in all material respects on the books and records of the Acquired Companies and each document on which

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

entries in the Acquired Companies’ books and records are based (including purchase orders, customer or company invoices and service agreements) is complete and accurate in all material respects.

(d)           Each Acquired Company has made all payments to third parties pursuant to valid Contracts or invoices and by check mailed to such third parties’ principal place of business or by wire transfer to an account held in the name of the third party in a bank located in the same jurisdiction as such party’s principal place of business or to a place of business in a jurisdiction where such third party performs service pursuant to a valid Contract.

(e)           Neither any Acquired Company, nor any Person acting on behalf of any Acquired Company, has, directly, or indirectly through a third-party intermediary, entered into any Contract that remains in effect with any Person resident in the following countries: Bahrain, Bangladesh, Indonesia, Iraq, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Syria, Taiwan, United Arab Emirates, or Yemen and that contains provisions that would be prohibited by or subject to penalty under the anti-boycott Laws of the United States.

(f)            Except to the extent permitted by applicable Laws or as set forth in Section 3.19(f) of the Seller Disclosure Schedule, no Acquired Company has at any time in the past five years engaged in the sale, supply, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to, from or within Cuba, Iran, Iraq, Libya, Myanmar (Burma), North Korea, Sudan, or Syria (the “Certain Nations”), or is a party to or beneficiary of, or has any interest in, any franchise, license, management or other Contract with any Person, either public or private, in the Certain Nations or in relation to the supply of services to, from or within the Certain Nations, or is a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person, either public or private, in the Certain Nations.

(g)           Since July 1, 2002, except as set forth on Schedule 3.19(g) of the Seller Disclosure Schedule, all exports, re-exports, sales, supplies or transfers of products or services of the Acquired Companies have been effected in accordance with all applicable Laws, including anti-corruption, customs, export control, trade sanctions, anti-terrorism and anti-boycott Laws of the United States or any other relevant jurisdiction.

Section 3.20           Legal Proceedings.  Section 3.20 of the Seller Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings (a) by or against any Acquired Company or any of the properties or assets owned, leased or operated by any Acquired Company, (b) to the Sellers’ Knowledge, by or against any of the directors or officers of the Acquired Companies in their capacities as such or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  Except as set forth in Section 3.20 of the Seller Disclosure Schedule, to the Sellers’ Knowledge, no other such Proceeding has been threatened.  The Sellers have delivered to the Purchasers accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings.

Section 3.21           Customers and Suppliers.  Section 3.21 of the Seller Disclosure Schedule sets forth an accurate and complete list of details regarding the Acquired Companies’ [***] largest direct hotel suppliers as of September 18, 2007 and the Acquired Companies’ [***] largest wholesale, tour operator and other indirect hotel suppliers as of August 31, 2007.  There exists no actual, and the Sellers have no Knowledge of any threatened, termination, cancellation or material limitation of, or any material change in, the business relationship of any Acquired Company with any customer, supplier, group of customers or group of suppliers listed in Section 3.21 of the Seller Disclosure Schedule.  To the Sellers’ Knowledge, no customer or supplier so listed has indicated within the past [***] that it will stop or materially decrease

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

the rate of its transactions, or otherwise materially change its business relationship, with any Acquired Company.

Section 3.22           Insurance.  Section 3.22 of the Seller Disclosure Schedule sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by any Acquired Company, or under which any Acquired Company has been the beneficiary of coverage at any time within the past five years.  All premiums due and payable under such insurance policies have been paid.  The Sellers have no Knowledge of any threatened termination of, or material premium increase with respect to, any of those policies.  Section 3.22 of the Seller Disclosure Schedule further sets forth an accurate and complete list of all pending claims asserted by the Acquired Companies pursuant to any such certificate of insurance, binder or policy, and describes the nature and status of the claims.  To the Sellers’ Knowledge, no Acquired Company has failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed in Section 3.22 of the Seller Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer.  No Acquired Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

Section 3.23           Relationships with Affiliates.  No Seller or Affiliate of any Seller, nor any director, officer or other Affiliate of any Acquired Company has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any Acquired Company’s business.  No Seller, or Affiliate of any Seller, nor any director, officer or other Affiliate of any Acquired Company owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with any Acquired Company or (b) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company in any market presently served by such Acquired Company, except for less than [***] of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Section 3.23 of the Seller Disclosure Schedule, to the Sellers’ Knowledge, no Seller, or Affiliate of any Seller, nor any director, officer or other Affiliate of any Acquired Company, is a party to any Contract with, or has any claim or right against, any Acquired Company other than agreements pertaining to employment, intercompany obligations owed by one Acquired Company to another Acquired Company, or Benefit Obligations.

Section 3.24           Insolvency.  No Acquired Company is insolvent or will be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this Section 3.24, “insolvent” means that the sum of the present fair saleable value of such Person’s assets does not and will not exceed its debts and other probable Liabilities.

Section 3.25           Brokers or Finders.  Except as set forth in Section 3.25 of the Seller Disclosure Schedule, no Seller, Acquired Company or any Person acting on behalf of any Seller or Acquired Company has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers jointly and severally represent and warrant to the Sellers that as of the Closing Date the statements set forth in this Article 4 are true and correct, except, subject to Section 8.8, as set forth on the disclosure schedule delivered by the Purchasers to the Sellers concurrently with the execution and delivery of this Agreement and dated as of the Closing Date (the “Purchaser Disclosure Schedule”):

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Section 4.1             Organization and Good Standing.  Each Purchaser is a corporation or limited liability company duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of incorporation.  Share Purchaser is a direct or indirect wholly-owned subsidiary of Priceline US.

Section 4.2             Authority and Enforceability.  Each Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Purchasers.  This Agreement has been duly executed and delivered by each Purchaser and constitutes the legal, valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  Upon the execution and delivery by the Purchasers of the Ancillary Agreements, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Purchasers party thereto, enforceable against such Purchasers in accordance with their terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3             No Conflict.  Neither the execution, delivery and performance of this Agreement by the Purchasers, nor the consummation by the Purchasers of the transactions contemplated by this Agreement, will (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, result in payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of either Purchaser under (i) the certificate of incorporation, bylaws or other comparable charter or organizational documents of either Purchaser or any resolution adopted by the stockholders or board of directors of either Purchaser, (ii) any Governmental Authorization or Contract to which either Purchaser is a party or by which either Purchaser is bound or to which any of its properties or assets is subject or (iii) any Law or Judgment applicable to either Purchaser or any of its properties or assets; or (b) require either Purchaser to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except, in the case of the foregoing clauses (ii) and (iii), as would not have or be reasonably likely to have a material adverse effect on the Purchasers or their ability to perform their obligations under this Agreement.

Section 4.4             Legal Proceedings.  There is no pending Proceeding that has been commenced against either Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the Purchasers’ Knowledge, no such Proceeding has been threatened.

Section 4.5             Investment Intent.  Each Purchaser is acquiring the Equity Interests (as applicable) for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

Section 4.6             Brokers or Finders.  Neither Purchaser nor any Person acting on behalf of either Purchaser has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

ARTICLE 5
COVENANTS

Section 5.1             Expenses.  Except as otherwise expressly provided in this Agreement, each party will bear its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.  All amounts relating to any financial, legal, accounting or other advisor, and all other transaction fees and expenses, in each case incurred by the Acquired Companies in connection with this Agreement and the transactions contemplated by this Agreement, will be paid by the Sellers in full out of the Initial Purchase Price on the Closing Date (including any fee payable to Sparring Partners Capital LLC with respect to its engagement by the Company in relation to the transactions contemplated by this Agreement) to the respective payees thereof and/or into a separate escrow fund to be established with the Escrow Agent pursuant to an agreement between the Escrow Agent and the Seller Representative.

Section 5.2             Confidentiality.

(a)           From and after the Closing, the confidentiality obligations of Priceline US (and any of its Affiliates) under the Mutual Nondisclosure Agreement between the Agoda Companies and Priceline US dated May 17, 2007 (the “Confidentiality Agreement”) will terminate with respect to all Confidential Information.  From and after the Closing, each Seller will, and will cause each of its Affiliates to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person (but may disclose to its advisors and representatives as reasonably required, provided such advisors or representatives are made aware of the confidentiality obligations under this Section 5.2 and the disclosing Seller remains responsible for any breach thereof by such advisors or representatives), the Confidential Information.  As used in this Section 5.2, “Confidential Information” means any confidential information, in whatever form or medium, concerning the business of any of the Acquired Companies, but will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by any Seller, (ii) is or becomes available to any Seller on a non-confidential basis from a source (other than an Acquired Company or any director, officer, employee, agent, consultant or other advisor or representative of an Acquired Company) which, to the knowledge of the Seller after due inquiry, is not prohibited from disclosing such information to the Seller by a legal, contractual or fiduciary obligation to any Acquired Company or (iii) is required to be disclosed by any Seller by law, any Governmental Authority or pursuant to any proceeding; provided, however, such Seller will notify the Purchasers promptly of the request or requirement for disclosure and the Purchasers shall have the right to seek an appropriate protective order.

(c)           Effective upon the Closing, the Sellers hereby assign to the Company all of their rights under each confidentiality agreement (other than the Confidentiality Agreement) to which any of the Sellers is a party and which pertain to the business or operations of any Acquired Company.  Each Seller, upon the request of either Purchaser from time to time, will use its commercially reasonable efforts to assist the Company in enforcing the provisions of any such confidentiality agreement.

Section 5.3             Noncompetition and Nonsolicitation.

(a)           The Management Shareholders acknowledge that the Acquired Companies have over many years devoted substantial time, effort and resources to developing the Acquired Companies’ trade secrets and other confidential and proprietary information, as well as the Acquired Companies’ relationships with customers, suppliers, employees and others doing business with the Acquired Companies; that such relationships, trade secrets and other information are vital to the successful conduct of the Acquired Companies’ businesses in the future; that because of the Management Shareholders’

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

access to the Acquired Companies’ confidential information and trade secrets, the Management Shareholders would be in a unique position to divert business from the Acquired Companies and to commit irreparable damage to the Acquired Companies were the Management Shareholders to be allowed to compete with the Acquired Companies or to commit any of the other acts prohibited below; that the enforcement of the restrictive covenants against the Management Shareholders would not impose any undue burden upon any Management Shareholder; and that the ability to enforce the restrictive covenants against the Management Shareholders is a material inducement to the decision of the Purchasers to consummate the transactions contemplated by this Agreement.  Accordingly, during the period commencing on the Closing Date and ending on the [***] of the Closing Date:

(i)            no Management Shareholder will, anywhere in the world, directly or indirectly, whether as a principal, agent, employee or otherwise, or alone or in association with any Person, own, share in the earnings of, invest in the stock, bonds or other securities of, manage, operate, control, participate in the ownership, management, operation, or control of, finance (whether as a lender, investor or otherwise), guaranty the obligations of, be employed by, associated with, or otherwise aid or assist in any manner any Person that is engaged in or competitive with the business of any Acquired Company (a “Competing Activity”); provided, however, if any Management Shareholder’s employment with the Acquired Companies ceases for any reason before the [***] of the Closing Date, the scope of Competing Activity applicable to such Management Shareholder shall be limited to business conducted by the Acquired Companies as of the Closing Date and any additional business conducted by the Acquired Companies in the period between the Closing Date and the date such employment ends.  The Management Shareholders will, however, not be in violation of this Section 5.3(a) solely by reason of investing in stock, bonds or other securities of any Person engaged in a Competing Activity (but without otherwise participating in such business), if (A) such stock, bonds or other securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (B) such investment does not exceed, in the case of any class of the capital stock of any one issuer, [***] of the issued and outstanding shares of such capital stock, or, in the case of bonds or other securities, [***]of the aggregate principal amount thereof issued and outstanding;

(ii)           no Management Shareholder will directly or indirectly (A) solicit, on behalf of a competitive business, the business of any Person who is a customer of any Acquired Company, (B) cause, induce or attempt to cause or induce any customer, supplier, independent contractor, licensee, licensor, or franchisee or other business relation of any Acquired Company to cease or reduce the extent of its business relationship with such Acquired Company or to deal with any competitor of such Acquired Company or (C) in any way interfere with the relationship, between any Acquired Company and any of its customers, suppliers, licensees, licensors, franchisees or other business relations;

(iii)          no Management Shareholder will directly or indirectly, recruit, solicit, cause, induce or attempt to cause or induce any employee of any Acquired Company to leave his or her employment either for the Management Shareholder or for any other Person, or in any way interfere with the relationship between any Acquired Company and any of its employees; and

(iv)          no Seller will disparage the Purchasers or any of their Affiliates, the Acquired Companies, or any of their respective directors, officers, employees or agents who are known as such to such Seller, except that this Section 5.3(a)(iv) shall not apply to any truthful testimony or responses to inquiries from any Governmental Authority or with respect to any legal proceeding to which the Seller is a party.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(b)           In the event a judicial determination is made that any provision of this Section 5.3 constitutes an unreasonable or otherwise unenforceable restriction against any Seller, the provisions of this Section 5.3 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable with respect to any Seller.  In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the territory, any prohibited business activity or any time period from the coverage of this Section 5.3 and to apply the provisions of this Section 5.3 to the remaining portion of the territory, the remaining business activities and the remaining time period not so severed by such judicial authority.  Moreover, notwithstanding the fact that any provision of this Section 5.3 is determined not to be specifically enforceable, the Purchasers shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the Sellers.  The time period during which the prohibitions set forth in this Section 5.3 shall apply, shall be tolled and suspended for a period equal to the aggregate time during which any Seller violates such prohibitions in any respect.

Section 5.4             Public Announcements.  For purposes of securities law compliance, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that the Purchasers reserve the right, without the Company’s or any Seller’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards (in which case the Purchasers shall advise the Sellers prior to making such disclosure and shall give the Sellers an opportunity to review such disclosure).

Section 5.5             [***].

Section 5.6             Further Actions.  Subject to the other express provisions of this Agreement, upon the reasonable request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement (including those actions necessary to (i) register the Share Transfer Forms with the Mauritian Registrar General and to ensure that the name of the Share Purchaser is entered into the shareholder register of the Company, and (ii) to procure that A.T. takes all further actions necessary for all rights, interest and title to the IP Assets to vest in AGIP and to be registered with applicable Governmental Authorities.

ARTICLE 6
CERTAIN TAX MATTERS

Section 6.1             Tax Returns.

(a)           Tax Returns with respect to the Acquired Companies for the period ending on or before the Closing Date will be prepared in a manner consistent with and utilizing the accounting methods utilized in the preparation of the prior Tax Returns of the Acquired Companies.  The Company (i) will submit all such Tax Returns to the Seller Representative for its review at least 30 days prior to filing, (ii) will not file such Tax Returns without the Seller Representative’s prior consent, which consent will not be unreasonably withheld or delayed and (iii) will, promptly after filing, forward to the Seller Representative an accurate and complete copy of such filed Tax Returns and proof of payment of the subject Taxes.

(b)           The Purchaser will file all Tax Returns with respect to the Acquired Companies for all taxable periods ending after the Closing Date.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Section 6.2             Payment of Taxes.

(a)           Subject to 6.2(b), Sellers shall pay all Taxes imposed on the Acquired Companies for all periods ending on or prior to the Closing Date to the extent they exceed the amount of Taxes reflected as Liabilities in the calculation of [***] as finally determined pursuant to Section 2.4 of this Agreement.

(b)           Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date will be allocated to the portion of the period that ends on the Closing Date in accordance with Section 6.3.

(c)           In the case of Tax Returns filed by the Acquired Companies for periods ending on or before the Closing Date, and periods described in Section 6.3 of this Agreement, the Purchaser shall inform the Seller Representative of any amounts due from the Sellers under this Section 6.2 at least ten (10) days prior to the due date of the pertinent Tax Return and the Sellers will pay such amounts to the Purchaser in immediately available funds at least two business days prior to the due date of the Tax Return.

(d)           Purchaser shall not: (i) make an election under Section 338 of the Code, as amended (or any similar provision under foreign, federal, state or local law) with respect to the sale of the Acquired Companies hereunder, and (ii) sell, transfer or dispose of any assets of the Acquired Companies after the Closing Date and before January 1, 2008, other than sales or dispositions that occur in the ordinary course of business.  Nothing shall prevent the Acquired Companies from selling or otherwise disposing of their assets outside of the ordinary course of business after December 31, 2007.

Section 6.3             Tax Apportionment.  In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date will be:

(a)           in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any transaction Taxes contemplated by Section 6.5), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; and

(b)           in the case of Taxes imposed on a periodic basis with respect to the assets of the Acquired Companies, or otherwise measured by the level of any item during a period, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 6.4             Tax Elections.  The Sellers will not, and will not cause or permit any Acquired Company to, without the prior written consent of the Purchasers (which consent will not be unreasonably withheld or delayed), make or revoke, or cause or permit to be made or revoked, any Tax election pertaining to any Acquired Company or the ownership of the Shares or Membership Interests.

Section 6.5             Transactional Taxes.  Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any taxing authority in connection with the transactions contemplated by this Agreement will be borne by the Sellers.  The Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, the Purchasers will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns or other documentation.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Section 6.6             Other Tax Matters.

(a)           Cooperation with Respect to Tax Returns.  Purchasers and Sellers agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Acquired Companies as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes.  Purchasers or the Acquired Companies shall retain in their possession, and shall provide Seller Representative reasonable access to (including the right to make copies of), such supporting books and records and any other materials that Seller Representative  may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired.  After such time, Purchasers may dispose of such material, provided that prior to such disposition Purchasers shall give Seller Representative a reasonable opportunity to take possession of such materials.

(b)           Refunds.  To the extent there is a Final Judgment relating to the Acquired Companies for periods (or portions thereof) ending on or before the Closing Date which results in a refund of Taxes that were either (i) reflected as a Liability in the [***] and actually resulted in a reduction of the Purchase Price (i.e., because the Liability was reflected in both the [***] and [***] calculations or, alternatively, because the Liability was reflected in [***] and Sellers were required to make a payment to Purchasers under Section 2.4(f) of this Agreement); or (ii) not reflected as a Liability in either the [***] or the [***] because the Sellers in good faith were not aware of the Liability, the Purchasers shall pay the refund to the Seller Representative less any taxes due on the receipt of the refund (if any).  However, the Purchasers shall not pay to Sellers a refund received relating to the Acquired Companies for periods (or portions thereof) ending on or before the Closing Date if the refund received was reflected as an asset in the calculation of the [***].

(c)           Indemnity Payments.  The Sellers and the Purchasers agree to treat any indemnity payment made pursuant to Article 7 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

(d)           Amended Returns.  No Tax Return with respect to the Acquired Companies (i) for periods ending on or before the Closing Date or (ii) which begins before and ends after the Closing Date, shall be amended if it would result in an increase in the amount of Taxes for which Sellers are liable under this Agreement, without the prior written consent of Seller Representative.

ARTICLE 7
INDEMNIFICATION

Section 7.1             Indemnification by the Sellers.   Subject to the limitations set forth in this Article 7, the Sellers, jointly and severally, will indemnify and hold harmless the Purchasers, each of the Purchasers’ Affiliates, each of the Acquired Companies and each of their respective directors, officers, employees, agents, consultants, advisors, representatives and equity holders (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses incurred or suffered by the Purchaser Indemnified Parties arising out of, relating to or resulting from any of the following:

(a)           any inaccuracy in or breach of any representation or warranty of the Sellers contained in this Agreement or in any certificate delivered by the Sellers in connection with this Agreement;

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(b)           any breach or default of any covenant or agreement of the Sellers contained in this Agreement;

(c)           any matter disclosed in (i) Section 3.9(k) of the Seller Disclosure Schedule (including any claim arising from an alleged breach of the Letter Agreement, dated March 8, 2006 referred to therein) or (ii) Section 3.20  of the Seller Disclosure Schedule or any Covered Claims (as defined in Schedule G);

(d)           Subject to Article 6 of this Agreement, (i) any Taxes of any Acquired Company with respect to taxable periods ending on or before the Closing Date (in excess of the amount of Taxes reflected as Liabilities in the calculation of [***] (as finally determined in accordance with Section 2.4)), (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, any Taxes of any Acquired Company which are allocable, pursuant to Section 6.3, to the portion of such period ending on the Closing Date (to the extent in excess of the amount of Taxes reflected as Liabilities in the calculation of [***] (as finally determined in accordance with Section 2.4)), (iii) any Taxes with respect to prior taxable periods listed in clauses (i) and (ii) hereof relating to any member of an affiliated group with which any Acquired Company has filed a Tax Return on a consolidated, combined or unitary basis; and (iv) any Loss suffered by Purchaser Indemnified Parties with respect to their recognition of any subpart F income (as defined in section 952 of the Code) accrued by the Acquired Companies during the period (or portions thereof) ending on or prior to the Closing Date;

(e)           any Liability (whether or not disclosed on any Schedule to this Agreement or otherwise disclosed to or known by the Purchasers or any of their respective representatives or agents) of or relating to any Acquired Company or any of their respective Affiliates:

(i)            arising out of or related to the simultaneous employment prior to the Closing Date by more than one Acquired Company (or any of their Affiliates) of any current or former employee of any Acquired Company; or

(ii)           arising out of claims of infringement or misappropriation of Intellectual Property rights of any current or former employee or contractor (or any of its current or former agents or employees) of any of the Acquired Companies with respect to computer software and related functional specifications, databases, procedures manuals and design documentation, in each case that were created prior to the Closing Date by (A) any such current or former employee in the scope of his or her employment or (B) any current or former contractor (or any of its current or former agents or employees) in the scope of its (or their) engagement with any of the Acquired Companies;

(f)            any claim (i) by any Affiliate of any Seller (or any shareholder of any such Affiliate), that is not an Acquired Company, arising out of acts or occurrences prior to the Closing or as a result of the consummation of the transactions contemplated by this Agreement at Closing; or (ii) relating to the operation by any Affiliate of any Seller (or any shareholder of any such Affiliate), that is not an Acquired Company, of any business other than the Business, at any time (whether before or after Closing); and

(g)           any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (f) above.

Section 7.2             Indemnification by the Purchasers.   Subject to the limitations set forth in this Article 7, the Purchasers, jointly and severally, will indemnify and hold harmless the Sellers from and against any and all Losses incurred or suffered by the Sellers arising out of, relating to or resulting from any of the following:

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(a)           any inaccuracy in or breach of any representation or warranty of the Purchasers contained in this Agreement or in any certificate delivered by the Purchasers in connection with this Agreement;

(b)           any breach or default of any covenant or agreement of the Purchasers set forth in this Agreement; and

(c)           any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) and (b) above.

Section 7.3             Claim Procedure.

(a)           A party that seeks indemnity under this Article 7 (an “Indemnified Party”) will give prompt written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b)           Within [***] after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i)            agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii)           dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c)           If the Indemnifying Party fails to take either of the foregoing actions within [***] after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(d)           If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within [***] after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 8.12.

(e)           If any Purchaser Indemnified Party is the Indemnified Party with respect to any claim for indemnification pursuant to this Article 7, the parties will contemporaneously deliver to the Escrow Agent copies of each Claim Notice and Objection Notice in connection with such claim.

(f)            Any indemnification of the Purchaser Indemnified Parties pursuant to this Article 7 will be satisfied pursuant to the provisions of Section 7.7 hereof.

(g)           Any indemnification of the Sellers pursuant to this Article 7 will be effected by wire transfer of immediately available funds to an account or accounts designated by the Seller Representative.  All indemnification payments to be received by the Sellers in accordance with this Article 7 will be allocated among the Sellers in proportion to their respective shares of the Purchase Price as set forth on Schedule A and Schedule B.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(h)           Subject to the provisions of Section 7.7 hereof, the foregoing indemnification payments will be made within [***] after the date (the “Indemnity Determination Date”) on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 7.3(c) if an Objection Notice has not been timely delivered in accordance with Section 7.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 8.12 if an Objection Notice has been timely delivered in accordance with Section 7.3(b) (the final determination of such indemnification obligation and payment in accordance with the foregoing clauses (i), (ii) or (iii) being referred to herein as the “Indemnity Final Determination”).

(i)            For purposes of  Section 7.3 and Section 7.4, (i) if the Sellers comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Seller Representative and (ii) if the Sellers comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Seller Representative.

Section 7.4             Third-Party Claims.   Except as set forth in Schedule G, the following procedures shall apply with respect to Third-Party Claims (as defined herein):

(a)           In order for any Indemnified Party to make a claim for any indemnification as provided for under Sections 7.1 and 7.2 in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against the Indemnified Party (a “Third-Party Claim”), the Indemnified Party will give written notice (a “Third-Party Claim Notice”) to the Indemnifying Party within [***] after receipt by such Indemnified Party of notice of the Third-Party Claim and will include in such Third-Party Claim Notice (i) notice of the commencement of any Proceeding relating to such claim and (ii) the facts constituting the basis for such Proceeding and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party.  Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party is materially prejudiced by the delay or other deficiency.

(b)           If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to undertake, conduct and control the defense thereof and, if it so chooses, to assume the defense thereof with counsel of its choosing (with such counsel reasonably satisfactory to the Indemnified Party), at its own expense, provided, however, that the Indemnifying Party shall not have the right to undertake, conduct and control the defense of any Third-Party Claim if (i) such claim includes both the Indemnified Party and the Indemnifying Party, and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Party) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to the Indemnifying Party; or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim.  If the Indemnifying Party shall undertake, conduct and control the defense of any Third-Party Claim, the Indemnified Party shall be entitled to participate, at its own cost and expense, in the defense of such claim and to employ separate counsel of its choosing for such purpose.  Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(c)           If the Indemnifying Party assumes the defense of such a Third-Party Claim, (i) it will be conclusively established for purposes of this Agreement that that the claims that are the subject of the Third-Party Claim are within the scope of and subject to indemnification under this Article 7; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and which release the Indemnified Party completely and unconditionally in connection with such Third-Party Claim.  The Indemnified Party will have no Liability with respect to any compromise or settlement of such claims effected without its consent.

(d)           Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party.

(e)           If notice is given to an Indemnifying Party of a Third-Party Claim and the Indemnifying Party does not, within [***] after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to undertake, conduct and control the defense of such Third-Party Claim, the Indemnified Party has the right to undertake, conduct and control the defense of any such claim, provided, however, that (i) the Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any compromise or settlement of such claims, and (ii) the Indemnifying Party shall have the right to participate in the defense of such claim and to employ separate counsel of its choosing for such purpose, at its own expense.

(f)            The party not controlling the defense under this Section 7.4 (the “Non-Controlling Party”) will, upon reasonable request, furnish the party controlling the defense (the “Controlling Party”) with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other documents evidencing or asserting the same) and will otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.  All reasonable out-of-pocket costs and expenses incurred in connection with the Non-Controlling Party’s cooperation shall be borne by the Controlling Party.

Section 7.5             Survival.

(a)           All representations and warranties contained in this Agreement and any certificate delivered pursuant to this Agreement will survive the Closing for a period of [***] from the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.14 (Tax Matters), and the corresponding right to make claims thereunder, will survive until [***] following the [***], and (ii) the representations and warranties set forth in [***].  Notwithstanding anything to the contrary in this Agreement, the rights of the Purchaser Indemnified Parties and the Sellers to make claims for indemnification or reimbursement based upon any covenant to be performed or complied with after the Closing Date will survive in accordance with its terms.

(b)           If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of any such representation or warranty, or a notice that, as a result of a Third-Party Claim, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty will survive until, but only for purposes of,

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

the resolution of the matter covered by such notice.  If the Proceeding or written claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

Section 7.6             Limitations on Liability.

(a)           Neither the Sellers nor the Purchasers are liable under (i) Section 7.1 (other than Section 7.1(b)) or Section 7.2 (other than Section 7.2.(b)), respectively, unless and until, with respect to an individual claim, the total monetary value of all aggregated Losses exceeds [***] (the “Claim Amount”) [***]; and (ii) Section 7.1(a) or Section 7.2(a), respectively, unless and until the Claim Amount(s), when aggregated with other Claim Amount(s), so recoverable in respect of other such claims applicable to either Sellers, on one hand, or the Purchasers, on the other hand, exceeds [***] (the “Threshold”) [***].

(b)           Notwithstanding the foregoing provisions of Section 7.6(a):

(i)            the Claim Amount, Threshold and Cap limitations do not apply to claims under [***];

(ii)           the Cap limitations do not apply to claims under [***];

(iii)          the Claim Amount, Threshold and Cap limitations do not apply to claims under [***]; and

(iv)          the Claim Amount, Threshold and Cap limitations shall not apply to claims for [***].

(c)           [***].  However, this subparagraph does not limit the right of the Indemnified Parties to obtain indemnity from the Indemnifying Parties to the extent that Third-Party Claims, for which the Indemnified Parties are otherwise entitled to indemnity under this Article 7, have been resolved by Judgment, settlement or other obligation to pay any of the types of damages listed in the preceding sentence.

(d)           Subject to the other terms and limitations set forth herein (including Section 7.6(h)), [***].

(e)           (i)            [***].

                (ii)           [***].

(f)            The Sellers shall not be liable in respect of any Losses under Section 7.1(a) for any matters resulting from a change of accounting policy or practice or the length of any accounting period adopted by the Purchasers with respect to the Acquired Companies after the Closing, that is applicable to periods prior to the Closing, unless such changes are adopted to comply with any requirement of applicable law which was not being properly complied with by the Acquired Companies on or prior to the Closing.

(g)           The Sellers shall not be liable in respect of any claim for Losses if and to the extent that (i) the Losses relating thereto have been recovered under any other claim, or (ii) such Losses are reflected as Liabilities in the calculation of the [***] pursuant to Section 2.4 (regardless of whether such calculation actually resulted in a reduction of the Purchase Price pursuant to Section 2.4(g)).  For purposes of clarification, Section 7.6(g)(i) shall limit the Purchaser Indemnified Parties to a single

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

recovery for each of their respective Losses, but shall not limit the number or nature of the claims the Purchaser Indemnified Parties may make to recover such Losses.

(h)           Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the Liability of a party to another party for fraud or willful misconduct committed by such party.

Section 7.7             Satisfaction of Indemnification Claims Against Sellers.

(a)           [***].  For the avoidance of doubt (including for purposes of Section 7.5), this Section 7.7 controls only the means by which indemnification claims will be satisfied by the Sellers, and does not affect any Purchaser Indemnified Party’s right to bring an indemnification claim, and provide a Claim Notice, at any time otherwise in accordance with this Article 7.

(b)           To the extent any such indemnification obligations of the Sellers for any Losses exceed any remaining funds in the Escrow Fund, [***].

(c)           Notwithstanding any other provision of this Section 7.7 or Schedule C, if the Purchaser Indemnified Parties have provided one or more Claim Notices prior to the due date for payment of the Earnout Amount (if any) in accordance with the terms of Schedule C (the “Scheduled Earnout Payment Date”) and there has not been an Indemnity Final Determination with respect to one or more such Claim Notices prior to the Scheduled Earnout Payment Date, then only the Released Earnout Amount (if any) will be paid to the Earnout Participants in accordance with Schedule C.  For purposes of this Section 7.7, the “Released Earnout Amount” means that portion of the Earnout Amount (if any) determined in accordance with Schedule C, which is in excess of the sum of (i) the aggregate amounts claimed in all unresolved or unsatisfied Claim Notice(s) (such aggregated amounts so claimed, together, the “Disputed Amount”), and (ii) all Losses that may be set off by the Purchaser Indemnified Parties against the Earnout Amount under Section 7.7(a) and (b) above (with respect to all Claim Notice(s) for which there has been an Indemnity Final Determination prior to the Scheduled Earnout Date).  The Disputed Amount (if any) will be retained by the Share Purchaser from the Scheduled Earnout Payment Date until the applicable unresolved or unsatisfied Claim Notice(s) are settled or resolved in accordance with the terms of this Agreement, in which case the Disputed Amount (or any part thereof the subject of the Claim Notice in question) shall be paid to the Earnout Participants or used to satisfy the indemnification obligations of the Sellers, as so settled or resolved, in accordance with the provisions of Section 7.7(a) and (b) above.

(d)           Other than as set forth in this Article 7, no party shall be entitled to set off any amount or right it may be entitled to pursuant to this Agreement against any amount, right or obligations owned to any other party pursuant to this Agreement or any Ancillary Agreement, including any Earnout Amount owing to the Earnout Participants under this Agreement.

(e)           Any indemnification amounts required to be made by the Sellers under this Article 7 shall (subject to the Purchaser Indemnified Parties’ right of set off against the Earnout Amount (if any) described in this Section 7.7) be made by wire transfer of immediately available funds from the Sellers to an account or accounts designated by the Purchasers.

Section 7.8             No Right of Indemnification or Contribution by Seller.   No Seller has any right of indemnification or contribution against any Acquired Company with respect to any breach by the Sellers of any of their representations, warranties, covenants or agreements in this Agreement or any Ancillary Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Section 7.9             Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser.   No Purchaser Indemnified Party (other than the Purchasers or any successor or assignee of the Purchasers) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement in its capacity as a Purchaser Indemnified Party unless the Purchasers (or any successor or assignee of the Purchasers) consents to the assertion of the indemnification claim or the exercise of any other remedy.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1             Seller Representative.

(a)           By virtue of their execution of this Agreement, each Seller and each Option Holder designates and appoints [***] (the “Seller Representative”) as such Seller’s or such Option Holder’s agent and attorney-in-fact with full power and authority to act for and on behalf of each Seller and each Option Holder to give and receive notices and communications, to accept service of process on behalf of the Sellers and the Option Holders pursuant to Section 7.4 and Section 8.12, to authorize and agree to adjustments to the Initial Purchase Price under Section 2.4 and other applicable provisions of this Agreement, to authorize payments from the Escrow Fund and the separate escrow fund referred to in Section 5.1, to agree to, negotiate, enter into settlements and compromises of, and comply with Judgments of courts or other Governmental Authorities and awards of arbitrators, with respect to, any claims by any Purchaser Indemnified Party against any Seller or Option Holder or by any Seller or Option Holder against any Purchaser Indemnified Party, or any other dispute between any Purchaser Indemnified Party and any Seller or Option Holder, in each case relating to this Agreement or the transactions contemplated by this Agreement and to take all actions that are either (i) necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Notices or communications to or from the Seller Representative constitute notice to or from each of the Sellers and Option Holders for all purposes under this Agreement.

(b)           The Seller Representative may delegate its authority as Seller Representative to any one of the Sellers for a fixed or indeterminate period of time upon not less than five business days’ prior written notice to the Purchaser in accordance with Section 8.2.  In the event of the death or incapacity of the Seller Representative, a successor Seller Representative will be elected promptly by the Sellers whose interests aggregate not less than a majority of the Initial Purchase Price and the Sellers will so notify the Purchaser.  Each successor Seller Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used in this Agreement includes any successor Seller Representative.

(c)           A decision, act, consent or instruction of the Seller Representative constitutes a decision of all the Sellers and is final, binding and conclusive upon the Sellers, and the Purchasers and any Indemnified Party may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of the Sellers.  The Purchasers are hereby relieved from any Liability to any Person for any acts done or omissions by the Purchasers in accordance with such decision, act, consent or instruction of the Seller Representative.  Without limiting the generality of the foregoing, the Purchasers are entitled to rely, without inquiry, upon any document delivered by the Seller Representative as being genuine and correct and having been duly signed or sent by the Seller Representative.  The Purchasers will have no liability to any Seller with respect to any portion of the Purchaser Price the Purchasers pay to the Seller Representative in accordance with this Agreement.

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(d)           The Seller Representative will have no Liability to any Person for any act done or omitted under this Agreement as the Seller Representative while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.  The Sellers will severally indemnify and hold harmless the Seller Representative from and against any Losses the Seller Representative may suffer as a result of any such action or omission.

(e)           The Seller Representative will receive no compensation for services as the Seller Representative.  The Sellers will reimburse, on a pro rata basis in proportion to their respective portions of the Initial Purchase Price payable as set forth on Schedules A and B, the Seller Representative for professional fees and expenses of any attorney, accountant or other advisors retained by the Seller Representative and other reasonable out-of-pocket expenses incurred by the Seller Representative in connection with the performance of the Seller Representative’s duties under this Agreement.

(f)            This appointment and grant of power and authority by the Sellers to the Seller Representative pursuant to this Section 8.1 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Seller or by operation of Law, whether upon the death or incapacity of any Seller, or by the occurrence of any other event.

Section 8.2             Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or the next business day after being sent, if sent by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day) or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Sellers or the Seller Representative:

Agoda Services Co., Ltd.

999/9 Rama 1 Rd.

Offices at Central World, 27th Floor

Patumwan, Bangkok

10330 Thailand

Attention:  Michael Kenny

Fax: +662.646.1224

with a copy (which will not constitute notice) to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104

Attention:  Robert J. Rawn

Fax: +1.212.541.1431

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

If to the Purchasers:

priceline.com Incorporated

800 Connecticut Avenue

Norwalk, Connecticut  08654

Attention:  General Counsel

Fax:  +1.203.299.8195

with a copy (which will not constitute notice) to:

Baker & McKenzie, LLP

130 East Randolph Drive

Chicago, Illinois  60601

Attention:  David J. Malliband and Christopher M. Bartoli

Fax:  +1.312.861.2899

Section 8.3             Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.  Any amendment of this Agreement signed by the Sellers representing a majority of the outstanding Shares immediately prior to Closing (such calculation of outstanding Shares to assume the effect of conversion of the Convertible Debt and exercise of the Parity Option) is binding upon and effective against each Seller regardless of whether or not such Seller has in fact signed such amendment.

Section 8.4             Waiver and Remedies.    The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 8.5             Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

Section 8.6             Assignment and Successors.  This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and permitted assigns, except that no Seller may assign any rights under this Agreement without the prior written consent of the Purchasers.  No party may delegate any performance of its obligations under this Agreement.  Notwithstanding the foregoing, the Purchasers may assign this Agreement and their rights and benefits hereunder and may delegate its duties hereunder to one or more of their respective Affiliates; provided, that all of the following conditions are met:  (1) such Affiliate or Affiliates will assume all obligations and liabilities so assigned;

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

and (2) each of Priceline US and the Share Purchaser (or the Share Purchaser’s successors) remains fully responsible for the performance of the obligations hereunder.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 8.6.

Section 8.7             Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each party to this Agreement hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

Section 8.8             Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.  The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, as applicable.  The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is reasonably apparent that such disclosure is applicable to such other sections and paragraphs.  The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

Section 8.9             Interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.  The parties have had adequate opportunity to receive independent legal advice with respect to the advisability of executing this Agreement, to make such investigation of the facts pertaining to this Agreement and of all matters to which this Agreement refers as he, she or it deems necessary, and to read this Agreement and understand its contents and the parties’ respective rights and obligations hereunder.

Section 8.10           Governing Law.  Unless any Exhibit or Schedule specifies a different choice of law, the internal laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.

Section 8.11           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement.  Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 8.12           Jurisdiction and Service of Process.  Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

United States District Court for the Southern District of New York.  Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum.  Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.2.  Nothing in this Section 8.12, however, affects the right of any party to serve legal process in any other manner permitted by law.

Section 8.13           Waiver of Jury Trial.  EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 8.14           Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

	PRICELINE.COM MAURITIUS CO. LTD		PRICELINE.COM, INCORPORATED

By:	/s/ Glenn D. Fogel	By:	/s/ Robert J. Mylod, Jr.
	Name: Glenn D. Fogel		Name: Robert J. Mylod, Jr.
	Title: Director		Title: Chief Financial Officer

	/s/ Michael Kenny		/s/ Robert Rosenstein
	Michael Kenny, in his individual capacity		Robert Rosenstein, in his individual capacity

	/s/ James Thomson-Glover		/s/ Joost Doevelaar
	James Thomson-Glover, in his individual capacity		Joost Doevelaar, in his individual capacity

	/s/ Wilfred Fan		/s/ Alan Platt
	Wilfred Fan, in his individual capacity		Alan Platt, in his individual capacity

	/s/ Ravina Sachdev		/s/ Nawee Sribhadung
	Ravina Sachdev, in her individual capacity		Nawee Sribhadung, in his individual capacity

	/s/ Arjan Van der Meer		/s/ Andreas Weigend
	Arjan Van der Meer, in his individual capacity		Andreas Weigend, in his individual capacity

	/s/ James Minutello		/s/ Mark Gross
	James Minutello, in his individual capacity		Mark Gross, in his individual capacity

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

/s/ Nathan Maltz
Nathan Maltz, in his individual capacity

ACCEPTANCE AND AGREEMENT OF SELLER REPRESENTATIVE

The undersigned, being the Seller Representative appointed in Section 8.1 of the foregoing Agreement, agrees to serve as the Seller Representative and to be bound by the terms of the Agreement pertaining to that role.

Date:
[***]

[***] = Confidential Treatment requested for redacted portion; redacted portion has been filed separately with the Commission.